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Exhibit 10.1

CONTRIBUTION AND PURCHASE AND SALE AGREEMENT

between

220 NEWS BUILDINGS LLC,

AND

SL GREEN OPERATING PARTNERSHIP, L.P.

Premises:

220 East 42nd Street
New York, New York

As of November    , 2002

i

32.	TAX DEFERRED EXCHANGE	57
33.	NO PROPERTY DISPOSITION	57
34.	CERTAIN ALLOCATIONS	58
35.	CERTAIN TAX INFORMATION	59
List of Exhibits
Exhibit A	Description of the Land
Exhibit B	Title Exceptions
Exhibit C	Wiring Instructions
Exhibit D	Form of Downpayment Letter of Credit
Exhibit E	Existing Mortgage Indebtedness and List of Mortgage Loan Documents
Exhibit F	Existing Mezzanine Debt and List of Mezzanine Loan Documents
Exhibit G	Reserve Accounts
Exhibit G-1	Pending Draws
Exhibit H	Form of Recipient Agreement
Exhibit I	Space Leases
Exhibit J	Activity Report
Exhibit J-1	Arrearage Schedule
Exhibit J-2	Schedule of Security Deposits
Exhibit K	Payable Commissions and Leasing Brokerage Agreements
Exhibit L	Tenant Improvement Costs
Exhibit M	Overage Rent Base Years
Exhibit N	Service Contracts
Exhibit O	Pending Litigation
Exhibit O-1	Tax Proceedings
Exhibit P	Union Agreements
Exhibit Q	Employees
Exhibit R	Transferor's Casualty Insurance
Exhibit S	Form of Notice to Mortgage Lender
Exhibit S-1	Form of Request for Mezzanine Lender Consent
Exhibit T	Form of Transferor Guaranty
Exhibit U	Space Schedule
Exhibit V	Form of Rent Escrow Agreement
Exhibit W	Form of Deed
Exhibit X	Form of Assignment of Space Leases
Exhibit Y	Form of Notice to Space Lessees
Exhibit Z	Form of Assignment of Service Contracts
Exhibit AA	Form of Omnibus Assignment
Exhibit BB	Form of Estoppel
Exhibit CC	Mandatory Space Lessees
Exhibit DD	Form of Title Affidavit
Exhibit EE	Form of Tax Indemnity

ii

CONTRIBUTION AND PURCHASE AND SALE AGREEMENT

        THIS CONTRIBUTION AND PURCHASE AND SALE AGREEMENT ("Agreement"), made as of November    , 2002, by and between 220 NEWS BUILDING LLC, a Delaware limited liability company, having an office c/o The Witkoff Group LLC, 220 East 42nd Street, New York, New York 10017 ("Transferor"), and SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an office at 420 Lexington Avenue, New York, New York 10017 ("SLGOP").

W I T N E S S E T H:

        A.    Transferor owns the Property (as hereinafter defined).

        B.    Subject to the terms and conditions set forth below, SLGOP desires to acquire the Property, and Transferor and its beneficial owners wish to contribute, distribute, exchange, sell or otherwise transfer their respective interests in the Property to SLGOP or its Designee (as hereinafter defined).

        C.    The beneficial owners of Transferor intend to cause the transactions described below (collectively, the "Interim Transactions") to occur immediately prior to the Closing (as hereinafter defined):

          1.    Transferor will distribute or transfer the Property to its sole member, 220 News Building MZ LLC ("MZ");

          2.    MZ will make in-kind distributions of undivided tenancy-in-common interests in and to the Property to its sole members, News Funding, LLC ("Funding") and 220 News LLC ("News"), such that Designee, as the designee of Funding, shall acquire an undivided 68.15% tenancy-in-common interest in the Property (the "SLGOP Interest"), and News shall acquire an undivided 31.85% tenancy-in-common interest in the Property;

          3.    News will make in-kind distributions of undivided tenancy-in-common interests in and to its tenancy-in-common interest in the Property to its sole members, Forty Two News LLC ("DRA") and Daily Planet LLC ("Planet"), such that DRA shall acquire an undivided 11.15% tenancy-in-common interest in the Property and Planet shall acquire an undivided 20.70% tenancy-in-common interest in the Property;

          4.    Planet will make an in-kind distribution of an undivided tenancy-in-common interest in and to a portion of its tenancy-in-common interest in the Property to Steven C. Witkoff ("SCW") or, at SCW's election, to a limited liability company in which SCW owns all of the beneficial interests and which is a disregarded entity for federal income tax purposes (such entity, the "SCW Entity"; SCW and SCW Entity are sometimes collectively referred to herein as "SCW Recipient"), such that (i) SCW Recipient will acquire an undivided 15.13% tenancy-in-common interest in the Property (the "SCW Interest"), and (ii) Planet will retain an undivided 5.57% tenancy-in-common interest in the Property.

        D.    As used in this Agreement, DRA, Planet and SCW are individually referred to as a "Transferor Party" and collectively as "Transferor Parties".

        NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Agreement to Cause Contribution and Sale; Description of Property.

          1.1    Transferor agrees to cause the Interim Transactions to occur and to cause each Transferor Party, as more particularly described below, to either contribute or otherwise transfer and convey or cause to be contributed or otherwise transferred and conveyed, to SLGOP or its Designee, and SLGOP agrees to acquire and accept or cause its Designee to acquire and accept from the Transferor Parties, upon the terms and conditions hereinafter contained: (a) those certain lots, pieces or parcels of land located in the City, County and State of New York, as more particularly bounded and described in Exhibit A attached hereto and hereby made a part hereof (the "Land"), together with the buildings erected thereon (collectively, the "Building") and any and all other fixtures and improvements erected thereon (the Building and such other fixtures and improvements being hereinafter collectively referred to as the "Improvements"), (b) all right, title and interest, if any, of Transferor and the Transferor Parties in and to (i) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, (ii) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith, (iii) any development rights and entitlements appurtenant to the Land or any portion thereof, and (iv) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue, it being understood and agreed that Transferor and the Transferor Parties will execute and deliver to SLGOP on the Closing Date (as hereinafter defined) or thereafter (which obligation shall survive the Closing (as hereinafter defined)), upon reasonable written request, all proper instruments for the conveyance of such right, title and interest and for the assignment and collection of any such awards or payments, together with; (c) all right, title and interest, if any, of Transferor and the Transferor Parties in and to (i) the improvements, machinery and fixtures located within, attached or appurtenant to, or at or upon all or any portion of the Property at the date hereof or used in connection with the operation of, or used or adapted for use in connection with the enjoyment or occupation of the Property (including, without limitation, any fire protection or other life safety, heating and air conditioning systems), excluding however, any fixtures owned by public utilities or Space Lessees (as hereinafter defined) under the Space Leases (as hereinafter defined), together with the Plans (as hereinafter defined), (ii) all tangible personal property located on or used in connection with the operation or maintenance of the Property and the Improvements including, without limitation, computers and computer equipment, computer software (whether owned or licensed) and other equipment (collectively, the "Personal Property"); (d) the interest of landlord under all Space Leases, together with all security deposits paid by Space Lessees thereunder and any guaranties of the obligations of the Space Lessees under the Space Leases (individually, a "Space Lease Guaranty" and collectively, "Space Lease Guaranties"); (e) all right, title and interest of Transferor and the Transferor Parties in and to Assigned Contracts (as hereinafter defined); (f) all right, title and interest of Transferor and the Transferor Parties in and to all Warranties (as hereinafter defined) relating to all or any portion of the Property and the Improvements; (g) all right, title and interest of Transferor and the Transferor Parties in and to in all intangible personal property now or hereafter owned by Transferor or the Transferor Parties and used exclusively in the use, operation, occupancy, maintenance or development of the property and interests described including, without limitation, all marketing, advertising and promotional materials and photographs, the right to use the name "The News Building" and any other trade name now or hereafter used in connection with the foregoing, and all future tax benefits (excluding income tax benefits) and benefits of incentive programs now or hereafter allowed by governmental authorities in connection with the ownership, operation and/or renovation of the Property ("Intangible Personal Property"); and (h) all right, title and interest title and interest of Transferor and the Transferor Parties in and to all governmental and public certificates, permits, licenses, approvals and similar entitlements relating to the development, construction, operation, use, maintenance or occupancy of the Property and the erection of signage on or at the Property (individually and collectively, the "Permits").

        All of the above enumerated property, rights and interests to be contributed or otherwise transferred and conveyed to SLGOP or its Designee pursuant to this Agreement (including, without limitation, the Property and Improvements are hereinafter sometimes collectively referred to as the "Property".

          1.2    Transferor and each Transferor Party shall cause each of the Interim Transactions to occur immediately prior to the Closing, such that immediately prior to the conveyance to SLGOP or its Designee, the Property will be owned, subject to the terms and conditions of this Agreement, by a designee of Funding which is a limited liability company in which SLGOP owns all of the beneficial interests and which is a disregarded entity for federal income tax purposes (as to an undivided 68.15% tenancy-in-common interest), DRA (as to an undivided 11.15% tenancy-in-common interest), SCW Recipient (as to an undivided 15.13% tenancy-in-common interest), and Planet (as to an undivided 5.57% tenancy-in- common interest).

        2.    Exceptions to Title; Title Matters.

          2.1    Transferor shall at the Closing cause each Transferor Party to contribute or sell, as applicable, such party's undivided tenancy-in-common interest in the

        Property to SLGOP or its Designee subject only to the following matters affecting title thereto (collectively the "Permitted Exceptions"):

          2.1.1    All presently existing and future liens for unpaid real estate taxes, vault charges and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as provided below.

          2.1.2    All zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property in effect on the date hereof, including, without limitation, landmark designations and all zoning variances and special exceptions, if any (collectively, "Laws and Regulations").

          2.1.3    State of facts shown on survey of the Property made by Earl B. Lovell - S.P. Belcher, Inc. ("LB") dated November 10, 1982 and Line Survey made by LB dated January 1, 1986, and most recently redated by visual examination made by LB on September 6, 2002 (the "Survey"), plus such additional facts which wo uld be disclosed by a survey dated as of the Closing, provided such additional facts do not materially adversely affect the use thereof for office purposes (collectively, "Facts").

          2.1.4    Rights of tenants, as tenants only, of the Property pursuant to Space Leases which either are (a) in effect on the date hereof or (b) entered into after the date hereof in accordance with the express provisions of this Agreement (collectively, "Space Lessees"), and all persons claiming by, through or under such Space Lessees.

          2.1.5    Except as shown on the Survey, possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, projecting from the Building over any street or highway, the Property or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Property; provided, however, that with respect to any such encroachment or projection of portions of the Building over any adjoining property, the Title Company will affirmatively insure, at regular rates and without additional premium, that the Building may remain undisturbed.

          2.1.6    The matters described in Exhibit B attached hereto and made a part hereof.

          2.1.7    Those objections to title which are the responsibility to cure, correct or remove of any Space Lessee under its Space Lease (a) as to which an SLG Advance (as hereinafter defined) is to be made at Closing, or (b) which is not in arrears in the payment to Transferor of Fixed Rent (as hereinafter defined) in an amount equal to or greater than sixty (60) days of Fixed Rent payable by such Space Lessee under its Space Lease.

          2.2    Transferor and SLGOP have each received an examination of title to the Property (the "Title Report") dated October 10, 2002 as title number TS 4001525 prepared by TSNY Agency of New York City, Inc. (the "Title Company").

          2.3    If, on the Closing Date, Transferor is unable to contribute or sell, as applicable, to SLGOP title to the Property or to cause the contribution or sale, as applicable, of 100% of all undivided tenancy-in-common interests therein to SLGOP subject to and in accordance with the provisions of this Agreement, Transferor shall be entitled, upon notice delivered to SLGOP on or prior to the Closing Date (as hereinafter defined), to adjourn the Closing one or more times in accordance with Section 4 to enable Transferor to contribute or sell or cause the contribution or sale, as applicable, of such title to the Property. If on or before the date then scheduled for Closing, Transferor does not so elect to adjourn the Closing, or if at the adjourned date Transferor is unable to contribute or sell, as applicable, or cause the contribution or sale, as applicable, of title subject to and in accordance with the provisions of this Agreement, then on the date then scheduled for Closing, SLGOP shall be entitled to proceed to Closing or to adjourn the Closing for up to ten (10) days (such ten (10) day period hereinafter, the "Election Period"). On or prior to the expiration of the Election Period, SLGOP shall elect to either (a) terminate this Agreement by notice delivered to Transferor and Escrow Agent (as hereinafter defined), in which event Escrow Agent shall repay to SLGOP the Downpayment (as hereinafter defined), together with any interest earned thereon, or return to SLGOP the Downpayment Letter of Credit (as hereinafter defined), as applicable (either such case, a "Downpayment Return") or (b) to elect to close title to the Property upon the terms set forth in Section 2.4 by notice given to Transferor, in which event the Closing shall occur no later than three (3) Business Days following such election. The failure by SLGOP to make an election prior to expiration of the Election Period shall be deemed an election to terminate this Agreement. If SLGOP shall elect (or is deemed to have elected) to terminate this Agreement, upon the Downpayment Return it shall thereupon be deemed canceled and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except that the provisions of Sections 12, 13, 23, 25 and 29 hereof shall survive such termination. If Transferor elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment in accordance with its terms. Transferor shall not be required to take or bring any action or proceeding or take any other steps to remove any defect in or objection to title or to fulfill any condition precedent to SLGOP's obligations under this Agreement or to expend any moneys therefor, nor shall SLGOP have any right of action against Transferor therefor, at law or in equity, except that notwithstanding the foregoing, Transferor shall, all at no cost or expense to SLGOP, (i) satisfy the reasonable requirements of the Title Company as to Transferor's power and authority to enter into this Agreement and (ii) pay, discharge or remove of record or cause to be paid, discharged or removed of record at Transferor's sole cost and expense all of the following items:    (1)  Voluntary Liens (as hereinafter defined) and (2) other liens encumbering the Property (or any tenancy-in-common interest therein) which (v) are not Voluntary Liens, (w) are not the responsibility of a Space Lessee under its Space Lease to pay, discharge or remove of record, (x) are in liquidated amounts, (y) may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith) and (z) do not exceed $500,000.00 in the aggregate (the "Title Cure Cost Limit"). The term "Voluntary Liens" as used herein shall mean liens and other encumbrances (other than Permitted Exceptions), whether or not in liquidated sums, which Transferor or any Transferor Party has allowed to be placed on the Property or any tenancy-in-common interest therein after the date hereof, including judgments entered by default or otherwise without opposition or defense by Transferor or a Transferor Party and federal, state and municipal tax liens, and any lien or other encumbrance arising by reason of any Interim Transaction, including, without limitation, the transfer of any tenancy-in-common interest in the Property by Transferor or any of MZ, News or any Transferor Party, or the acquisition of any tenancy-in-common interest in the Property by any of the foregoing parties. Voluntary Liens shall not include Violations (as hereinafter defined), which shall be governed by Section 5.4.

          2.4    Notwithstanding anything in Section 2.3 above to the contrary, SLGOP may at any time accept such title as Transferor or any Transferor Party can contribute or sell, as applicable, without reduction of the Consideration (as hereinafter defined) or any credit or allowance on account thereof or any claim against Transferor or any Transferor Party, except that SLGOP shall be entitled to a credit against the Consideration in an amount equal to the lesser of (a) the actual cost of curing all defects in or objections to title to the Property that Transferor is obligated to cure pursuant to Section 2.3, or (b) the Title Cure Cost Limit. The acceptance of the Deeds (as hereinafter defined) by SLGOP shall be deemed to be full performance of, and discharge of, every agreement and obligation on Transferor's part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing.

          2.5    The amount of any unpaid taxes, assessments and water and sewer charges which Transferor is obligated to pay and discharge, with interest and penalties, may at the option of Transferor be paid by SLGOP out of the balance of the Consideration, if official bills therefor with interest and penalties thereon figured to said date are furnished to or obtained by the Title Company at the Closing for payment thereof and the Title Company duly omits from the Title Policy (as hereinafter defined) any exception therefor without payment of any additional premium.

          2.6    If the Property or any interest therein shall, at the time of the Closing, be subject to any liens such as for judgments or transfer, inheritance, estate, franchise, license or other similar taxes or any encumbrances or other title exceptions which would be grounds for SLGOP to reject title hereunder, the same shall not be deemed an objection to title provided that, at the Closing, Transferor or a Transferor Party pays, by Wire Transferred Funds (as hereinafter defined) the amount required to satisfy the same, or at Transferor's option, allows SLGOP a credit against the Consideration in an amount sufficient to (a) cause the Title Company at the Closing to omit the same as an exception to the Title Policy without payment of any special premium) and (b) to satisfy and discharge of record such liens and encumbrances, together with the cost of recording or filing of any instruments required in connection therewith.

          2.7    SLGOP shall be solely responsible for causing the Title Company, at SLGOP's sole cost and expense, to issue any endorsements that SLGOP requires, and the issuance of such endorsements shall not be a condition precedent to Closing or SLGOP's obligation to perform as required hereunder.

        3.    Consideration and Payment.

          3.1    The consideration payable for the Property is TWO HUNDRED SIXTY FIVE MILLION AND 00/100 DOLLARS ($265,000,000.00), subject to such apportionments, adjustments and credits as are provided herein (the "Consideration"). A portion of the Consideration shall be payable by SLGOP or its Designee in the followi ng manner, reflecting the acquisitions of tenancy-in-common interests in the Property by SLGOP or its Designee set forth in this Agreement: (a) the issuance by SLGOP of OP Units (as hereinafter defined) to SCW Recipient, as described in Section 3.2.2(a), i n consideration for SCW's contribution to SLGOP or its Designee of the SCW Interest; and (b) the payment by SLGOP or its Designee of the DP Amount (as hereinafter defined) and Cash Balance (as hereinafter defined), as described in Sections 3.2.1 and 3.2.2(d), in consideration for the sale by the Transferor Parties other than SCW Recipient to SLGOP or its Designee of the Non-SCW Portion (as hereinafter defined). A portion of the Consideration shall be satisfied upon the receipt of the SLGOP Interest by Funding or the Designee, as part of the Interim Transactions, in redemption of Funding's interest in Transferor. A portion of the Consideration shall consist of the acceptance by SLGOP or its Designee of title to the Property subject to, and assumption of, the Existing Indebtedness (as hereinafter defined), as described in Sections 3.2.2(b) and 3.2.2(c).

          3.2    The Consideration shall be payable as follows:

          3.2.1    On the date hereof, FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) (the "DP Amount"), payable concurrently herewith in immediately available funds, by federal funds wire transfer ("Wire Transferred Funds") to the Title Company, as escrow agent ("Escrow Agent") pursuant to the instructions (the "Wire Instructions") set forth on Exhibit C attached hereto and made a part hereof (the "Downpayment"). The Downpayment shall be held by Escrow Agent and disbursed in accordance with the terms and conditions of this Agreement. Any interest earned on the Downpayment shall until Closing be deemed to be part of the Downpayment and shall be paid together with the principal portion of the Downpayment to the party entitled thereto; provided, however, that interest earned on the Downpayment shall be divided equally between SLGOP and the Transferor Parties (other than SCW Recipient), and the portion of the interest payable to SLGOP shall be credited toward the Consideration upon the Closing. In lieu of the Downpayment, at SLGOP's option, SLGOP may concurrently herewith or at any time prior to the Closing, deliver to Escrow Agent a clean, irrevocable letter of credit in the DP Amount naming Transferor as beneficiary issued by and drawn upon Fleet Bank, N.A. or another bank reasonably satisfactory to Transferor which is a member of the New York Clearinghouse Association (hereinafter referred to as the "Issuing Bank") in the form attached hereto as Exhibit D and made a part hereof (the "Downpayment Letter of Credit"), the term of which Downpayment Letter of Credit shall not expire prior to May 28, 2003 and which Downpayment Letter of Credit shall be deemed to be a substitute for the Downpayment hereunder. The Downpayment Letter of Credit shall be held by Escrow Agent and delivered in accordance with the terms and conditions of this Agreement. After making the Downpayment, SLGOP may elect to deliver a Downpayment of Letter of Credit in substitution thereof by delivering to Escrow Agent a Downpayment Letter of Credit in the form attached hereto as Exhibit D, and delivering to Transferor a copy of such Downpayment Letter of Credit. Unless Escrow Agent shall have theretofore received notice from Transferor that the Downpayment Letter of Credit does not conform to Exhibit D, within two (2) Business Days (as hereinafter defined) of receipt by Escrow Agent of the Downpayment Letter of Credit and evidence of delivery of a copy thereof to Transferor, Escrow Agent shall return the Downpayment to SLGOP by Wire Transferred Funds in accordance with written instructions delivered by SLGOP.

          3.2.2    On the Closing Date, as follows:

            (a)    By SLGOP's issuance to SCW Recipient of Class B Common Units of limited partnership interest of SLGOP (the "OP Units") having a value, determined in accordance with Section 3.3, in an amount elected by SCW pursuant to Section 3.3 which does not exceed the lesser of (i) the difference between (A) THIRTEEN MILLION AND 00/100 DOLLARS ($13,000,000.00) and (B) either (1) the value of OP Units, if any, theretofore issued to SCW, a SCW Entity or Jeffrey A. Goldberger or an entity in which Jeffrey A. Goldberger owns all of the beneficial interests and which is a disregarded entity for federal income taxes ("JAG") in consideration of such party's transfer to a designee of SLGOP of either (y) the membership interest of SCW, a SCW Entity or JAG in (I) 125 Broad Unit A LLC, the fee owner of Commercial Condominium Unit A ("Unit A") in The 125 Broad Condominium (the "Condominium"), and/or (II) 125 Broad Unit C LLC, the fee owner of Commercial Condominium Unit C ("Unit C") in the Condominium, or (z) the tenancy-in-common interest of SCW, a SCW Entity or JAG in Unit A and/or Unit C (the interests described in either clause (y) or (z), the "125 Interest"), or (2) the value of OP Units, if any, which (I) SCW has theretofore elected to have issued to him or a SCW Entity or (II) JAG has elected to have issued to him upon the contribution of the 125 Interest to SLGOP or its affiliate, if closing of the 125 Interest has not yet occurred, or (ii) 15.13% of the    difference between Two

    Hundred Sixty Five Million and 00/100 Dollars ($265,000,000.00) and the outstanding principal balance of the Existing Indebtedness as of the Closing Date, such difference to be increased or decreased for SCW's share (such share to be determined by Transferor) of such apportionments, adjustments and credits as are provided in this Agreement (the amount so elected (or deemed elected pursuant to Section 3.3) by SCW, the "OP Unit Amount").

            (b)    By the acceptance by SLGOP or its Designee(s) of title to the Property subject to, and the assumption of (subject to the non-recourse provisions thereof), the outstanding principal balance, as of the Closing Date, of the first mortgage indebtedness described in Exhibit E attached hereto and made a part hereof (such sum, the "Existing Mortgage Indebtedness"), evidenced by that certain promissory note dated as of September 7, 2001 made by Transferor (the "Mortgage Note"), and secured by, inter alia, that certain Mortgage and Security Agreement of even date therewith, encumbering the Property (the "Existing Mortgage") and the other documents and instruments evidencing or securing the Existing Mortgage Indebtedness, all of which are described in Exhibit E (the Mortgage Note, the Existing Mortgage and such other documents and instruments are collectively referred to herein as the "Mortgage Loan Documents").

            (c)    By the assumption by SLGOP or its Designee(s) of (subject to the non-recourse provisions thereof) the outstanding principal balance, as of the Closing Date, of the mezzanine indebtedness described in Exhibit F attached hereto and made a part hereof (such sum, the "Existing Mezzanine Indebtedness", and together with the Existing Mortgage Indebtedness, the "Existing Indebtedness"), evidenced by that certain promissory note dated as of September 7, 2001 made by MZ, the sole member of Transferor (the "Mezzanine Note"), and secured by, inter alia, that certain Pledge and Security Agreement of even date therewith, made by MZ in favor of German American Capital Corporation, and assigned to CTMP II FC Daily News (DB) ("Mezzanine Lender"), with respect to all of the membership interests in Transferor (the "Transferor Pledge") and the other documents and instruments evidencing or securing the Existing Mezzanine Indebtedness, all of which are described on Exhibit F (the Mezzanine Note, the Transferor Pledge and such other documents and instruments are collectively referred to herein as the "Mezzanine Loan Documents") pursuant to an agreement (a "New Mezzanine Loan Agreement") to be entered into by SLGOP or its Designee(s) with Mezzanine Lender upon the substantially the same terms and conditions as the Existing Mezzanine Indebtedness, and providing for, inter alia, SLGOP or its Designee(s) becoming the obligor(s) of the Existing Mezzanine Indebtedness, and Mezzanine Lender agreeing to release the Transferor Pledge and accepting in substitution thereof a pledge of all of Designee(s) direct or indirect ownership interests ("Fee Equity Interests") in the fee owner of the Property ("Fee Owner") upon consummation of the transactions described in this Agreement.

            (d)    By payment to Transferor (or as Transferor may direct), on behalf of each Transferor Party of the amount by which the Consideration exceeds the sum of (i) the Existing Indebtedness plus (ii) the OP Unit Amount plus (iii) the Preferred Equity Investment (as defined in the Limited Liability Company Operating Agreement of MZ (the "LLC Agreement") (such difference, the "Cash Balance"), in the manner hereinafter provided in this Section 3.2.2. If (y) SLGOP has not provided Escrow Agent with the Downpayment Letter of Credit, SLGOP shall pay the amount by which (1) the Cash Balance exceeds (2) the Downpayment (and one-half (1/2) of the interest earned thereon), on the Closing Date or (z) SLGOP has provided Escrow Agent with the Downpayment Letter of Credit, SLGOP shall pay the Cash Balance to Transferor on the Closing Date, in either case, subject to the apportionments, adjustments and credits provided in this Agreement, simultaneously with the delivery of the Deeds in Wire Transferred Funds to an account at such bank as shall be designated by Transferor by written notice to SLGOP at least one (1) Business Day prior to the Closing Date. If SLGOP has provided Escrow Agent with the Downpayment Letter of Credit, Escrow Agent shall contemporaneously deliver the Downpayment Letter of Credit to SLGOP at the Closing, together with a letter and any other document required by the Issuing Bank, executed (and acknowledged, if required) by Transferor and Escrow Agent, confirming that Transferor has no further rights thereto.

          3.2.3    The parties hereto acknowledge and agree that the value of the Personal Property and the Intangible Personal Property is de minimis and that no part of the Consideration is allocable thereto.

          3.3    (a)    Not less than two (2) Business Days prior to the Closing, Transferor shall (a) advise SLGOP as to the OP Unit Amount which SCW elects to have issued, and (b) if the OP Units are to be issued to a SCW Entity, deliver to SLGOP copies of the organizational documents thereof, evidencing that SCW is the sole member thereof. If Transferor fails to notify SLGOP of the amount of OP Units to be issued to SCW Recipient on or prior to such date, SCW shall be deemed to have elected to receive $11,000,000.00 as the OP Unit Amount. SCW Recipient shall at Closing receive that number of OP Units which is equal to the quotient of (a) the OP Unit Amount divided by (b) the trailing average daily closing price on the New York Stock Exchange of the common stock of SL Green Realty Corp. ("SLG") for the ninety (90) Trading Days (as hereinafter defined) immediately preceding the second Business Day immediately prior to Closing Date (the "Average Share Price"); provided, however, that any fractional OP Units shall be eliminated by rounding down to the nearest whole number and cash paid in lieu of such fractional amount calculated on the basis of the Average Share Price. The OP Units shall be entitled to such dividends, have such voting, redemption and other rights, and be subject to the terms, conditions and restrictions set forth in that certain First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated as of August 20, 1997, as amended by (x) that certain First Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated as of May 14, 1998, (y) that certain Second Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated as of June 3, 2002, and (z) any further amendments thereto entered into after the date hereof which do not materially adversely affect SCW Recipient's rights in and to the OP Units (collectively, the "Partnership Agreement"), including, without limitation, the rights and terms of redemption set forth in Section 8.6 thereof, as modified by Section 7.6 of this Agreement. If SLGOP amends the Partnership Agreement after the date hereof and the terms of such amendment materially adversely affect SCW Recipient's rights in and to the OP Units, Transferor may terminate this Agreement by notice given to SLGOP within ten (10) days of receipt of such amendment to the Partnership Agreement, and upon such termination, SLGOP shall be entitled to a Downpayment Return, and thereafter neither party shall have any further obligation of any nature to the other hereunder, except that the provisions of Sections 12, 13, 23, 25 and 29 shall survive such termination. In the event the terms of this Agreement relating to OP Units conflict with any term or provision of the Partnership Agreement, the terms of this Agreement shall prevail. SCW (and the SCW Entity, if applicable) shall at Closing execute and deliver to SLGOP the OP Unit Recipient Agreement in the form attached hereto as Exhibit H and made a part hereof ("Recipient Agreement") for the OP Units. As used herein, "Trading Day" means a day on which the New York Stock Exchange is open for the transaction of business.

            (b)    At Closing, SLGOP shall (i) issue the OP Units to SCW Recipient, (ii) execute and deliver to SCW and SCW Recipient, if applicable, a counterpart of the Counterpart OP Signature Page (as hereinafter defined), and (iii) take all steps necessary and appropriate to amend the records of the Partnership to reflect the admission of SCW Recipient to the Partnership, as provided in Section 12.3 of the Partnership Agreement.

          3.4    Subject to Section 23.1.3, whenever in this Agreement SLGOP is entitled to a return of the Downpayment, SLGOP shall be entitled to the return of the Downpayment actually being held by Escrow Agent pursuant to this Agreement, together with all interest earned thereon, or to the return of the Downpayment Letter of Credit. Subject to Section 23.1.3, whenever in this Agreement Transferor is entitled to retain the Downpayment, Transferor shall be entitled to the Downpayment actually being held by Escrow Agent pursuant to this Agreement, together with all interest earned thereon, or to the Downpayment Letter of Credit actually delivered to Escrow Agent and shall be entitled to draw thereupon; provided, however, that upon Closing the actual amount of all such interest shall be divided equally between SLGOP and Transferor as provided above.

          3.5    For the purposes of this Agreement, the capitalized term "Business Day" means any day of the year on which banks are not required or are authorized by law to close in New York City.

          3.6    Wherever it is provided in this Agreement that SLGOP is entitled to a credit to be applied toward payment of the Consideration, Transferor may elect to pay to SLGOP at Closing, by Wire Transferred Funds, an amount equal to such credit as SLGOP is so entitled in lieu of such credit.

        4.    Closing.

          4.1    The closing of the transaction contemplated hereby (the "Closing") shall occur at 10:00 AM Eastern Standard Time on January 10, 2003 (such date, as the same may be adjourned by Transferor or SLGOP pursuant to the terms of this Agreement, being herein referred to as the "Closing Date").

          4.2    Transferor and SLGOP shall each be entitled to adjourn the date scheduled for Closing one or more times, provided that no such adjournment shall be to a date later than 10:00 AM Eastern Standard Time on February 10, 2003 (the "Outside Closing Date"). Either Transferor or SLGOP may exercise its right to adjourn the Closing hereunder by delivering to the other notice of any such adjournment on or before the then scheduled Closing Date, setting forth the adjourned date for Closing.

          4.3    The Closing will occur at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, 24th floor, New York, New York 10022. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THE OBLIGATION OF BOTH TRANSFEROR AND SLGOP TO CLOSE ON THE OUTSIDE CLOSING DATE.

        5.    As Is.

          5.1  (a) Except as is expressly set forth in this Agreement to the contrary, SLGOP is expressly acquiring the Property "AS IS, WHERE IS, AND WITH ALL FAULTS" as of the date hereof. Transferor has specifically bargained for the assumption by SLGOP of all responsibility to investigate the Property, Laws and Regulations, Facts, Space Leases and Service Contracts and of all risk of adverse conditions existing as of the date hereof and has structured the Consideration and other terms of this Agreement in consideration thereof. SLGOP has undertaken all such investigations of the Property, Laws and Regulations, Facts, Space Leases and Service Contracts as SLGOP deems necessary or appropriate under the circumstances as to the current status of the Property and based upon same, except as is expressly set forth in this Agreement to the contrary, SLGOP is and will be relying solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers.

            (b)  SLGOP EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER TRANSFEROR, NOR THE TRANSFEROR PARTIES NOR ANY PERSON ACTING ON BEHALF OF TRANSFEROR OR ANY TRANSFEROR PARTIES, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY SLGOP IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (TRANSFEROR, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN SLGOP AND/OR ANY AFFILIATE THEREOF)) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE "EXCULPATED PARTIES") HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS AND REGULATIONS APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, THE EXISTING MORTGAGE INDEBTEDNESS, THE EXISTING MEZZANINE INDEBTEDNESS, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. SLGOP FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT, ALL MATERIALS THAT HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR SUITABILITY FOR ANY PURPOSE OR ACCURACY AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SLGOP SHALL NOT HAVE ANY RECOURSE AGAINST TRANSFEROR OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. EXCEPT AS EXRESSLY SET FORTH IN THIS AGREEMENT, SLGOP IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY TRANSFEROR, OR ANY OF THE OTHER EXCULPATED PARTIES.

          5.2  Except as is expressly set forth in this Agreement to the contrary, Transferor hereby disclaims all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Property. Notwithstanding anything to the contrary contained herein, this Article 5 does not limit or affect in any way any indemnification provision contained in this Agreement.

          5.3  Except as expressly set forth in this Agreement to the contrary, Transferor makes no warranty with respect to the presence of Hazardous Materials (as hereinafter defined) within the Property. The term "Hazardous Materials" shall mean (a) those substances included within the definitions of any one or more of the terms "hazardous materials", "hazardous wastes", "hazardous substances", "industrial wastes", and "toxic pollutants", as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl ("PCBs") or PCB-containing materials or fluids, (f) radon, urea formaldehyde, lead, lead in drinking water or lead based paint, (g) any pathogen, toxin or other biological agent or condition including, without limitation, any fungus, mold, mycotoxin or microbial matter naturally occurring or otherwise, (h) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (i) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term "Environmental Laws" shall mean all federal, state and local laws, statutes, guidelines, codes, ordinances, regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (42 U.S.C. §§ 7401 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos (including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the federal statutes, rules and regulations set forth above, and any federal, state or local transfer of ownership notification or approval statutes.

          5.4  The Property shall be contributed and sold free and clear of all violations of all building, fire, sanitary, environmental, housing and similar Laws and Regulations (collectively, "Violations"), other than those (a) which are the express obligation of a Space Lessee under its Space Lease, (b) which arise under or with respect to New York City Local Law 11 of 1998 and/or any inspections required thereunder, whether or not noted of record or (c) relating to sidewalk violations. Transferor shall prior to Closing cause all Violations for which it is responsible hereunder to be cured and removed of record (provided that the cost of such cure and removal, when aggregated with any cost incurred by Transferor to cure title defects which are not Voluntary Liens, does not exceed the Title Cure Cost Limit) and shall pay all fines and penalties in respect thereof as provided in Section 6.1.5. If Transferor is unable to complete all work required to cure all Violations for which it is responsible hereunder prior to the Closing, Transferor shall credit SLGOP at Closing with the cost of curing such Violations and all costs of removing same of record, as estimated by a consulting architect or engineer selected by SLGOP and reasonably approved by Transferor, provided that such credit, when aggregated with any cost incurred by Transferor to cure title defects which are not Voluntary Liens, does not exceed the Title Cure Cost Limit. In addition, SLGOP shall at Closing receive a credit (which shall not reduce the Title Cure Cost Limit) in the amount of $80,000.00, representing the estimated cost of performing all work required to remove all sidewalk violations. The credits to which SLGOP is entitled to pursuant to this Section 5.4 are referred to herein collectively as the "Violation Cure Credit".

        6.    Apportionments.

          6.1  At the Closing, the following items shall be apportioned between the parties as of 11:59 PM on the day preceding the Closing Date. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs, as applicable. Any errors in the apportionments pursuant to this Section 6 shall be corrected by appropriate re-adjustment between Transferor and SLGOP post-closing, provided that notice of any such error, with supporting calculations, shall be given by SLGOP to Transferor or by Transferor to SLGOP, as the case may be, no later than one (1) year after the Closing, and all such apportionments shall be deemed final as of such date. Except as otherwise specifically provided for herein, all apportionments shall be made in the manner recommended by the Customs in Respect to Title Closings of the Real Estate Board of New York, Inc., and there shall be no other apportionments. The provisions of this Section 6.1 shall survive the Closing. The items to be apportioned are:

            6.1.1(a)    Fixed rent (including fixed charges for electricity on a "rent inclusion" or similar basis, if applicable) under Space Leases (collectively, "Fixed Rent") which is collected on or prior to the Closing in respect of the month in which the Closing occurs (the "Current Month"), shall be apportioned on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Transferor) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to SLGOP). If, at the Closing, any Fixed Rent is unpaid, as set forth in the Updated Activity Report (as hereinafter defined), subject to clause (c) below, payments of Fixed Rent thereafter received from such Space Lessee shall be applied and disbursed in the following order and priority:

              (i)    First, on account of the actual and reasonable out- of-pocket costs of collection incurred by SLGOP and paid to third parties not affiliated with SLGOP;

              (ii)  Next, on account of Fixed Rent owing by such Space Lessee in respect of the Current Month, to be apportioned between Transferor and SLGOP as provided in Section 6.1.1(a);

              (iii)  Next, to SLGOP, in an amount equal to all other Fixed Rent owing by such Space Lessee in respect of all periods after the Current Month;

              (iv)  Next, to Transferor, in an amount equal to all other Fixed Rent owing by such Space Lessee in respect of all periods preceding the Current Month, as set forth in the Updated Activity Report; and

              (v)  The balance, if any, to SLGOP.

          (b)    Rental payments for fuel pass-alongs, so-called escalation rent or charges based upon real estate taxes, operating expenses, labor costs, cost of living increases or like items (collectively, "Overage Rent") which are collected on or prior to the Closing in respect of the Current Month, shall be apportioned on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Transferor) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to SLGOP). If, at the Closing, any Overage Rent is unpaid, as set forth in the Updated Activity Report, subject to clause (c) below, payments of Overage Rent thereafter received from such Space Lessee shall be applied and disbursed in the following order and priority:

            (i)    First, on account of the actual and reasonable out-of-pocket costs of collection incurred by SLGOP and paid to third parties not affiliated with SLGOP;

            (ii)  Next, on account of Overage Rent owing by such Space Lessee in respect of the Current Month, to be apportioned between Transferor and SLGOP as provided in Section 6.1.1(a);

            (iii)  Next, to SLGOP, in an amount equal to all Overage Rent owing by such Space Lessee in respect of all periods after the Current Month;

            (iv)  Next, to Transferor, in an amount equal to all Overage Rent owing by such Space Lessee in respect of all periods preceding the Current Month, as set forth in the Updated Activity Report; and

            (v)  The balance, if any, to SLGOP.

          (c)  All monies received by Transferor from Space Lessees after the Closing in respect of Fixed Rent, Overage Rent or Reimbursables (as hereinafter defined) shall be remitted to SLGOP within two (2) Business Days of receipt thereof (provided that Transferor shall not be obligated to make any remittance more than weekly), who shall allocate and disburse such amounts between the parties as provided in this Agreement. In the event SLGOP has not received all sums including, without limitation, Fixed Rent, Overage Rent and Reimbursables owing by a Space Lessee under its Space Lease for any period after the Closing (collectively, "Post Closing Rent"), SLGOP shall, subject to clause (f) below, apply any payments received after the Closing from such Space Lessee in the following order: (i) first, to Fixed Rent, (ii) second, to that portion of Overage Rent relating to real estate taxes, and (iii) third, to such other components of Post Closing Rent as SLGOP elects. For all purposes under this Section 6, payments made to SLGOP as landlord as a prepayment of Fixed Rent or Overage Rent shall nevertheless be deemed due and owing to SLGOP if such prepayment is for no more than one (1) month of Fixed Rent or Overage Rent and is made not more than one (1) month in advance.

          (d)  Overage Rent prepaid by Space Lessees or otherwise payable by Space Lessees based on an estimated amount shall be re-apportioned subsequent to the Closing as and when the related Space Lessee's actual obligation for such Overage Rent is reconciled pursuant to the related Space Lease. Transferor shall furnish to SLGOP at Closing (and thereafter promptly upon request) all information with respect to any period prior to the Closing reasonably necessary for the billing of Overage Rent and Reimbursables. Such reapportionment shall be made on a per diem basis based upon the number of days in the respective period of ownership of the Property of each party hereto. SLGOP and Transferor shall jointly determine whether the items constituting Overage

  Rent have been overbilled or underbilled with respect to accounting periods prior to or in which the Closing occurs. If SLGOP and Transferor determine (subject to any protest rights of any Space Lessee) that there has been an ove rbilling and an overbilled amount has been received, Transferor shall promptly remit to SLGOP that portion of such overbilling allocable to the period prior to Closing, and upon receipt thereof, SLGOP shall reimburse or credit against Overage Rent next coming due such amount to the Space Lessees which paid the excess amount. If SLGOP and Transferor determine (subject to any protest rights of any Space Lessee) that there has been an underbilling, the additional amount shall be included in SLGOP's next monthly rent billing to the Space Lessees who are determined to owe such additional amount, and the parties shall apportion such amount(s) so received in the respective proportions in which Overage Rent was previously apportioned between the parties as provided in Section 6.1.1(c).

          (e)  Amounts payable by Space Lessees in respect of overtime heat, air conditioning or other utilities or services, freight elevator charges, supplemental water, HVAC and condenser charges, services or repairs and labor costs associated therewith, above standard cleaning and all other items which are payable to Transferor as reimbursement or payment for above standard overtime services whether pursuant to such Space Lessee's Space Lease or pursuant to a separate agreement with Transferor (collectively "Reimbursables") shall not be adjusted, and shall, subject to clause (c) above, belong to the party furnishing such utilities, labor or services to such Space Lessee.

          (f)    If any Space Lessee expressly identifies any payment of Post Closing Rent as a payment made to be in respect of a period prior to the Closing, or such payment of Post Closing Rent is otherwise determinable from the context of such payment as being in respect of a period prior to the Closing (e.g., it is accompanied by an invoice for an item of Fixed Rent or Overage Rent in such amount), then, provided that at the time of such payment such Space Lessee is current for the period following the Closing in the payment of (i) Fixed Rent, and (ii) that portion of Overage Rent relating to real estate taxes, the payment (or portion thereof) so identified shall be remitted by SLGOP to Transferor (subject to apportionment if in respect of the Current Month). To the extent any payment received from a Space Lessee after the Closing does not indicate whether the payment is for an item of Fixed Rent, Overage Rent or Reimbursables in respect of a period prior to or after the Closing, and the same cannot be clearly determined from the context of such payment, then such payment will be applied as determined by SLGOP pursuant to clause (c) of this Section.

          (g)  All security deposits and advance rentals in the nature of security deposits paid by Space Lessees (or any predecessor thereof) pursuant to Space Leases ("Security Deposits") which are described in the schedule attached hereto as Exhibit J-2 and made a part hereof shall be delivered to SLGOP at the Closing. Security Deposits held in cash at Closing shall, net of sums on deposit in the Security Deposit Reserve Sub-Account (as defined in the Mortgage Loan Documents) which are to be assigned to SLGOP, be credited toward the Consideration. Any transfer fees or charges due in respect of the assignment and/or replacement of any unapplied security deposit comprised of a letter of credit (a "Security LC") shall be borne equally by Transferor and SLGOP. To the extent that any Security LC shall not be transferable as of the Closing, Transferor and SLGOP shall cooperate with each other following the Closing so as to transfer the same to SLGOP or to obtain a replacement letter of credit with respect thereto in favor of SLGOP as soon as practicable after the Closing. Transferor shall deliver any such Security LC to SLGOP at the Closing and until any such Security LC shall be transferred or replaced, Tr ansferor shall, within two (2) Business Days of receipt of SLGOP's certification that a default has occurred under the applicable Space Lease entitling the landlord thereunder to apply the Security Deposit, draw upon the same and deliver the proceeds to SLGOP for SLGOP's application in accordance with the applicable Space Lease, provided that such certification of SLGOP shall contain an agreement, in form and substance reasonably satisfactory to Transferor, whereby SLGOP indemnifies and holds Transferor and Transferor Parties harmless from and against any and all obligations, liabilities, claims, demands, lossess, damages, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising in connection with such drawing.

          (h)  (i)     For a period not to exceed one hundred eighty (180) days subsequent to the Closing, SLGOP agrees that it shall include in its regular billings to Space Lessees the amount of any Fixed Rent, Overage Rent or Reimbursables due to Transferor pursuant to this Agreement; provided, however, that SLGOP shall not be required to institute legal proceedings for the collection of such sums or incur any additional expense in connection therewith.

            (ii)  If, as of the Closing Date, any Space Lessee identified in Exhibit J-1 attached hereto and made a part hereof is more than thirty (30) days in arrears in the payment of either Fixed Rent or Overage Rent, as set forth in the Updated Activity Report (the amount of such arrears hereinafter, the "Arrearage"), SLGOP shall at Closing advance to Transferor an amount equal to 25% of the Arrearage disclosed on the Updated Activity Report, excluding any Arrearage relating to the Current Month, in respect of each such Space Lessee (any amount so advanced hereinafter, the "SLG Advance"). In addition, SLG may, by notice to Transferor given not less than two (2) Business Days prior to Closing, elect to make an SLG Advance in respect of any Arrearage in respect of any other Space Lessee. SLGOP shall be the sole party entitled to bring an action or proceeding against any Space Lessee as to which an SLG Advance has been made. All payments received by SLGOP after the Closing in respect of any Arrearage for which an SLG Advance has been made shall be applied as follows:

              (1)  First, to reimburse SLGOP for sums paid to Transferor as the SLG Advance;

              (2)  Next, to SLGOP, on account of the actual and reasonable out-of-pocket costs of collection incurred by SLGOP and paid to third parties not affiliated with SLGOP; and

              (3)  the balance, if any, 50% to Transferor and 50% to SLGOP.

              (iii)  Transferor shall retain the right to bring a separate and independent cause of action for money damages only against any Space Lessee as to which (1) an Arrearage exists as of the Closing, and (2) an SLG Advance is not made.

            (i)    Transferor shall have the right from time to time for a period expiring on the later of (i) of one hundred eighty (180) days following the Closing, or (ii) the disposition or settlement of any litigation pending against any Space Lessee either disclosed on Exhibit O, or as to which an SLG Advance has been made, on reasonable prior notice to SLGOP, to review SLGOP's rental records with respect to the Property to ascertain the accuracy of such accountings. SLGOP shall have the right from time to time for a period of one hundred eighty (180) days following the Closing, on reasonable prior notice to Transferor, to review Transferor's rental records with respect to the Property to ascertain the accuracy of such accountings.

            (j)    The provisions of Section 6.1.1 shall not apply to payments received in respect of Rent Escrow Space (as hereinafter defined), which shall be governed by Section 7.5.

          6.1.2    Except to the extent required to be paid by Space Lessees directly to the applicable taxing authority pursuant to the related Space Leases, real estate taxes, BID charges or assessments, unmetered water and sewer charges and vault charges, if any, and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Property in respect of the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the "Current Tax Year"), on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to and paid by Transferor on or prior to Closing) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to SLGOP). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the next preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. In the event that the tax rate for the Current Tax Year is adjusted after the date hereof, the adjusted tax rate shall be deemed to apply to real estate taxes for the entire Current Tax Year, and the installment of real estate taxes paid by Transferor on July 1, 2002 shall be recalculated to reflect the new tax rate for the purposes of apportionment hereunder. Upon the Closing Date and subject to the adjustment provided above, SLGOP shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year. In the event that any assessments levied or imposed upon the Property prior to the Closing are payable in installments, all such remaining unpaid installments due on and after the Closing Date shall be credited to SLGOP or paid in full by Transferor at Closing.

          6.1.3    Charges and fees due under contracts for the supply to the Property of heat, steam, electric power, gas and light and telephone (other than those which are the direct responsibility of Space Lessees), if any, in respect of the billing period of the related service provider in which the Closing Date occurs (the "Current Billing Period") on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to and paid by Transferor on or prior to Closing) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to SLGOP) and assuming that all charges are incurred uniformly during the Current Billing Period. At SLGOP's election, Transferor shall either (a) receive a credit against the Consideration for deposits held by any provider of the foregoing utilities ("Transferor Deposits"), in which case all such Transferor Deposits for which Transferor receives such credit shall remain in place for the benefit of SLGOP and Transferor shall execute and deliver such documents as shall be necessary to assign such Transferor Deposits to SLGOP, or (b) not receive such credit for such Transferor Deposits, in which case Transferor may obtain a return or refund of any such Tr ansferor Deposits for which Transferor does not receive such credit.

          6.1.4(a) Interest accrued in respect of the Existing Mortgage Indebtedness and the Existing Mezzanine Indebtedness for the Current Month, on a per diem basis, based upon the number of days in the Current Month prior to the Closing (which shall be allocated to and paid by Transferor), and the number of days on and after the Closing (which shall be credited to SLGOP).

            (b)    At Closing, Transferor shall, for no additional consideration, (a) cause that certain Guaranteed Transaction Confirmation dated September 7, 2001 between Transferor and Credit Lyonnais New York Branch ("Credit Lyonnais"), as counterparty, as supplemented by ISDA Master Agreement between Credit Lyonnais and Transferor, relating to the Existing Mortgage Indebtedness to be assigned to SLGOP subject to the rights of Mortgage Lender therein, and (b) cause MZ to cause that certain Interest Rate Cap Agreement dated as of September 7, 2001 between MZ and Credit Lyonnais relating to the Existing Mezzanine Indebtedness to be assigned to SLGOP subject to the rights of Mezzanine Lender (the interest rate cap agreements referred to in (a) and (b), collectively, the "Interest Cap"). Transferor may seek to obtain a release from Credit Lyonnais with respect to all obligations arising after the Closing under the Interest Cap, and SLGOP shall cooperate in all reasonable respects in connection therewith, provided that SLGOP shall not incur any cost or expense (other than de minimis) in connection therewith.

            (c)    The amounts held by Mortgage Lender (as hereinafter defined) or Funding, as applicable, in the reserve accounts (individually, a "Reserve Account" and collectively, the "Reserve Accounts") set forth in Exhibit G attached hereto and made a part hereof, less payments made in respect of Pending Draws (as hereinafter defined), shall, with the exception of the Dividend Reserve (as defined in the LLC Agreement), be assigned to SLGOP. The Dividend Reserve shall be paid to the Rent Escrow Agent (as hereinafter defined) and applied toward the Rental Escrow Sum (as hereinafter defined), and Transferor shall pay any additional sum required to be deposited into the Rent Escrow pursuant to Section 7.5. At Closing, Transferor shall be credited in an amount equal to the balance of the Tax and Insurance Escrow Reserve Account (as defined in the Mortgage Loan Documents), and, other than with respect to the transfer of the Security Deposit Reserve Sub-Account, shall receive no other credit on account of the Consideration by reason of the assignment to SLGOP of any other Reserve Account. Transferor shall pay or credit to SLGOP the difference between the cash Security Deposits required to be paid or credited to SLGOP pursuant to Section 6.1.1(g) and the balance in the Security Deposit Reserve Sub-Account.

            (d)    Transferor shall be entitled to receive and retain all payments in respect of Pending Draws. Prior to Closing, Transferor may seek payment from (i) the Future Leasing Expenses Reserve Account (as defined in the Mortgage Loan Documents), for payment of (y) Tenant Improvements relating to Space Leases entered into after the date hereof in accordance with Section 27 and (z) Payable Commissions set forth in Exhibit K or due with respect to Space Leases entered into after the date hereof, (ii) the Free Rent Reserve Account (as defined in the Mortgage Loan Documents), for monthly payments equal to the free rent previously granted to Omnicom, (iii) either the Contractual Leasing Expenses Reserve Account (as defined in the Mortgage Loan Documents), the Future Leasing Expenses Reserve Account, or the NY Media Group Reserve Account (as defined in the Mortgage Loan Documents) for payment of the Tenant Improvements set forth on Exhibit L in the manner described therein, and (iv) the Local Law 10 and 11 Reserve, for payment of the cost of scaffolding charges and engineering fees. Transferor shall not make any other draw requests from the Reserve Accounts, other than for reimbursement of capital costs incurred to perform work required either (A) to remedy Violations noted after the date hereof, or (B) in the event of an emergency, provided that Transferor shall promptly notify SLGOP if any such expense is incurred. SLGOP agrees that if Transferor shall, during the period commencing on the day following the date of the last Pending Draw and expiring on the Closing, pay any expense for which (y) reimbursement from the Reserve Accounts is permitted pursuant to this Section 6.1.4, and (z) a draw request is not submitted to Mortgage Lender (a "Reserve Advance"), SLGOP shall at Closing reimburse Transferor for up to $250,000.00 of such Reserve Advances, provided that Transferor shall deliver paid invoices or other evidence reasonably satisfactory to SLGOP that (1) the cost was incurred for an expense to be paid from the Reserve Accounts prior to Closing and (2) the amount for which reimbursement is sought has been paid.

          6.1.5    (a)    Fines, penalties and interest on Violations, including those Violations which Transferor is not obligated to cure, shall be allocated to and paid by Transferor on or prior to the Closing, and (b) SLGOP shall be paid or credited in the amount of the Violation Cure Credit.

          6.1.6    Tenant Improvement Costs (as hereinafter defined), if any, listed on Exhibit L and Payable Commissions (as hereinafter defined), if any, payable under the Leasing Brokerage Agreements (as hereinafter defined) and listed on Exhibit K in respect of any and all Space Leases entered into at any time prior to the date hereof shall be paid by SLGOP. Payable Commissions payable in connection with the exercise after the date hereof of any renewal, extension or expansion option provided for in any Space Lease shall be paid by SLGOP. Notwithstanding the foregoing, SLGOP shall at Closing receive a credit to be applied toward the Consideration in the amount of $127,800.00 on account of certain Tenant Improvements Costs relating to the Space Leases.

          6.1.7    Charges payable under Assigned Contracts in respect of the Current Billing Period on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to and paid by Transferor on or prior to Closing) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to SLGOP) and assuming that all charges are incurred uniformly during the Current Billing Period.

          6.1.8    Salaries, wages and other employee benefits and charges (including accrued vacation pay, union dues, pension contributions and other similar benefits) payable or accrued to the Employees (as hereinafter defined).

          6.1.9    Any charges or fees for transferable licenses and Permits for the Property.

          6.1.10    All other items customarily apportioned in connection with sales of similar property in the State and City of New York.

        6.2  If there are water meters measuring water consumption within the Property, Transferor shall endeavor to furnish readings to a date not more than five (5) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer rents, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. If Transferor fails or is unable to obtain such readings, the Closing shall nevertheless proceed and the parties shall apportion the meter charges and sewer rents on the basis of the last readings and bills received by Transferor and the same shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unpaid water meter and other utility charges as of the Closing Date which (a) are the obligation of Space Lessees under Space Leases who are current in all monetary obligations under their respective Space Lease and (b) are less than sixty (60) days old, shall not be an objection to title and SLGOP shall look solely to such Space Lessees for collection of such amounts.

        6.3  Transferor shall furnish to SLGOP not less than two (2) Business Days prior to the Closing a proposed closing statement setting forth proposed c losing adjustments and other credits and charges to each party pursuant to this Agreement.

        6.4  Transferor shall at Closing pay those sums required to be paid under Section 9.1.3 of this Agreement in respect of the LLC Agreement.

        6.5  The provisions of this Section 6 shall survive the Closing; provided, however, that any re-prorations or re-apportionments shall be made as and when required under Section 6.1 above. Notwithstanding the foregoing, to the extent that (a) a Space Lessee asserts a claim for overpayment of Overage Rent paid in respect of a period prior to Closing and (b) such Space Lessee has offset or reduced any sum payable under its Space Lease by all or a portion of such claim, or has brought an action against SLGOP (i) Transferor shall remain liable therefor without limitation as to time and (ii) SLGOP may bring such action or proceeding as is necessary against Transferor to enforce performance of the foregoing obligation of Transferor. Any corrected adjustment or proration shall be paid in Wire Transferred Funds to the party entitled thereto.

        7.    Representations and Warranties of the Parties; Certain Covenants.

        7.1  Transferor warrants, represents and covenants to and with SLGOP that the following are true and correct on the date hereof:

          7.1.1    Transferor is a limited liability company duly formed and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement. Transferor is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby, other than any violation of the Mortgage Loan Documents or the Mezzanine Loan Documents which may result from the Interim Transactions, which will be cured or waived by Closing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Transferor. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by Transferor, when executed and delivered, shall constitute the legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally).

          7.1.2    Transferor is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the "Code").

          7.1.3    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Transferor to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Transferor, other than the Lender Consents (as hereinafter defined).

          7.1.4    There are no judgments, orders, or decrees of any kind against Transferor unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of Transferor's actual knowledge, threatened in writing against Transferor, which could have any material adverse effect on Transferor or the ability of Transferor to consummate the transactions contemplated by this Agreement.

          7.1.5    There are no leases or other agreements for the use or occupancy of all or any portion of the Property to which Transferor is a party or by which Transferor is bound other than those set forth on Exhibit I attached hereto and made a part hereof (such leases or occupancy agreements, together with all renewals, replacements and amendments thereof entered into after the date hereof in accordance with Section 27, being herein referred to as the "Space Leases"). Transferor has delivered to SLGOP true, correct and complete copies of all of the Space Leases and all Space Lease Guaranties, and has delivered to SLGOP or made available to SLGOP for review all material correspondence relating to the Space Leases together with all other books, records, billing summaries and back-up for billing of Overage Rent and Reimbursables in the possession or control of Transferor (collectively, the "Lease Files"). Transferor shall, promptly following the date hereof, authorize and instruct its accountants to grant access to SLGOP's accountants to historic work papers required for an audit under Sections 3-05 and 3-14 of Regulation S-X under the Securities Exchange Act of 1934 (to be performed at SLGOP's sole cost and expense).

          7.1.6    As to the Space Leases:

            (a)    Each has not been modified except as set forth on Exhibit I, and Fixed Rent, Overage Rent and other additional rent set forth in the Space Leases are being billed to the Space Lessees in accordance with the most recent Activity Reconciliation Report prepared by Transferor, a copy of which is attached hereto as Exhibit J (the "Activity Report"). The Activity Report identifies (i) Fixed Rent as "Monthly Rent", (ii) Overage Rent as "Real Estate Tax Esc.", and "Operating Expense Esc.", (iii) Reimbursables by specific category of services provided, (iv) Arrearages as "End Balance", and (v) Security Deposits as "Sec. Dep. Bal.". No Space Lessee is in arrears of its obligations to pay Fixed Rent or Overage Rent, except as set forth on the Activity Report. To the best of Transferor's knowledge, each Space Lease is in full force and effect.

            (b)    (i) Transferor has not received written notice that it is in default of its obligations under any Space Lease which has not been cured or waived in writing, and Transferor has no knowledge of any default of any of its material obligations under any Space Lease, (ii) except as set forth in the Activity Report, no Space Lessee is in arrears in the payment of any monetary obligation under its Space Lease, and (iii) to the best of Transferor's knowledge, no Space Lessee is in default of any material non-monetary obligation under its Space Lease.

            (c)    All Space Lessees have been delivered possession of the premises demised to them under their respective Space Leases.

            (d)    To the best of Transferor's knowledge, no Space Lessee has, and Transferor has not received any written notice from any Space Lessee asserting, any defense to, offset or claim against, Fixed Rent, Overage Rent or other sum payable by it under its Space Lease which remains outstanding. Except as expressly set forth in the Space Leases, no Space Lessee is entitled to any free rent, abatement, rent concession or tenant improvement allowance, other than Tenant Improvement Costs, if any, which are to be prorated pursuant to Section 6.1.6.

            (e)    Except as otherwise set forth in the Space Leases or in the Activity Report, no Space Lessee has prepaid any rents or additional rents for more than one (1) month in advance.

            (f)    Other than sums on deposit in the Security Deposit Reserve Sub-Account, Transferor is, and has been since July 1, 2002, in possession of the Security Deposits set forth in Exhibit J-2, which correctly sets forth whether such Security Deposit is held in cash or Security LC. From and after the date hereof through and including the Closing Date or earlier termination of this Agreement, Transferor shall not apply all or any portion of any Security Deposit held by Transferor against a default by any Space Lessee under its Space Lease, nor shall Transferor return to any Space Lessee all or any portion of its Security Deposit, unless required to do so in accordance with the provisions of the applicable Space Lease.

            (g)    Except as set forth on Exhibit K attached hereto and made a part hereof, there are no leasing brokerage commissions (or unpaid installments thereof) with respect to any Space Leases (the "Payable Commissions") which are now due and payable (including renewals, extensions or expansions of any Space Lease, regardless of whether or not such renewal, extension or expansion is pursuant to a provision contained in an existing Space Lease). Exhibit K sets forth the sole leasing brokerage agreements ("Leasing Brokerage Agreements") relating to the Property in effect on the date hereof, true and complete copies of which have been delivered to SLGOP. At Closing, SLGOP shall assume the obligations of Transferor arising from and after the Closing under the Leasing Brokerage Agreements pursuant to the Omnibus Assignment (as hereinafter defined).

            (h)    Except as set forth on Exhibit L attached hereto and made a part hereof, there is no tenant improvement work required to be performed by the landlord under any Space Lease or for which the landlord is required under any Space Lease to reimburse any Space Lessee or grant any allowance in favor of any Space Lessee which has not been completed and/or the costs of which (the "Tenant Improvement Costs") have not been paid or allowed (regardless of whether such Space Lessee is in default under its Space Lease).

            (i)    The base years of each component of Overage Rent consisting of so-called escalation rent or charges based upon real estate taxes, operating expenses, labor costs, cost of living increases or like items payable by each Space Lessee is set forth in Exhibit M attached hereto and made a part hereof.

            (j)    There are no outstanding sums presently due under the Space Lease dated as of September 7, 2001 between Transferor, as landlord, and Space Consulting LLC, as tenant, of space on the 24th floor of the Building (the "Space Consulting Lease"), nor has Mortgage Lender made demand that payment of rent thereunder be made and deposited into the collection account maintained in connection with the Mortgage Loan. The landlord under the Space Consulting Lease has not delivered the premises demised thereunder.

            (k)    Notwithstanding anything to the contrary contained in this Agreement, (i) Transferor does not represent or warrant that any particular Space Lease will be in force or effect at Closing, that the Space Lessees will have performed their obligations under the Space Leases or that the Space Lessees will not be the subject of bankruptcy proceedings, and (ii) the existence of any default by a Space Lessee, the failure of a Space Lessee to perform its obligations under its Space Lease, the termination of any Space Lease prior to Closing by reason of the Space Lessee's default or the existence of bankruptcy proceedings pertaining to any Space Lessee, shall not, except as otherwise provided herein, affect the obligation of SLGOP to close pursuant to this Agreement.

          7.1.7    A true and complete list of all service, maintenance and other contracts (excluding Space Leases) in connection with the Property are set forth on Exhibit N attached hereto and made a part hereof together with all renewals, replacements, extensions thereof (collectively, "Service Contracts"). Transferor has delivered to SLGOP true, correct and complete copies of all of the Service Contracts. To Transferor's knowledge, each of the Service Contracts is in full force and effect and Transferor has not received any written notice of any defaults thereunder. At Closing, SLGOP shall assume the existing Service Contracts with ADT, Trans Lux and MCS—Canon (collectively, the "Required Contracts"). Not less than thirty-five (35) days prior to the Closing, SLGOP shall designate other Service Contracts to be assigned to it by Transferor at Closing (such Service Contracts, together with the Required Contracts hereinafter collectively, the "Assigned Contracts"), and Transferor shall, at its sole cost, cause all Service Contracts which are not Assigned Contracts to be terminated as of the Closing.

          7.1.8    Except as set forth on Exhibit O attached hereto and made a part hereof, there are no actions to which Transferor is a party, suits to which Transferor is a party, or proceedings to which Transferor is a party (including landlord/tenant proceedings) pending or, to the best of Transferor's knowledge, threatened in writing against the Property, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which could, if adversely determined, (a) materially adversely affect title to the Property, (b) prohibit or impair Transferor from consummating the transactions contemplated hereby, or (c) materially adversely affect the continued maintenance, use and operation of the Property. Exhibit O-1 sets forth all pending proceedings for reduction of the assessed valuation of the Property ("Tax Proceedings").

          7.1.9    To the best of Transferor's knowledge, there is no condemnation, environmental, zoning or other land-use proceeding instituted, and served upon Transferor or of which it has otherwise received notice, or, to the best of Transferor's knowledge, threatened in writing, against the Property.

          7.1.10    The sole union agreements to which Transferor is a party are described on Exhibit P attached hereto and made a part hereof (the "Union Agreements"). Exhibit P correctly identifies all union locals to which the Union Agreements relate. The only persons employed by or on behalf of Transferor in connection with the management, operation or maintenance of the Property are set forth on Exhibit Q attached hereto and made a part hereof (the "Employees"). From and after the date hereof through and including the Closing or earlier termination of this Agreement, Transferor shall not, except if required (a) pursuant to the express terms of any of the Union Agreements or any renewal or amendment thereof which is renewed on an industry-wide basis or (b) to replace any of the Employees, (i) hire new Employees or (ii) materially increase the salary, wages or other benefits of any of the Employees, without the prior written consent of SLGOP. Transferor shall notify SLGOP reasonably promptly if Transferor hires new Employees. Exhibit Q correctly sets forth the salaries, wages, vacation pay, bonuses and any other fringe benefits (including, without limitation, social security, unemployment compensation, employee disability insurance, sick pay, welfare and pension fund contributions, payments and deposits (if any) of all

  Employees. To the best of Transferor's actual knowledge, there are no employment proceedings filed and pending against Transferor by any current Employee.

          7.1.11    To the best of Transferor's actual knowledge, Transferor has not received notice from any governmental authority having jurisdiction over the Property asserting any uncured violation of Environmental Laws.

          7.1.12    Except as disclosed in that certain Phase I Environmental Assessment dated March 7, 2000 prepared by Property Solutions Incorporated and addressed to Mortgage Lender, to Transferor's actual knowledge, without any investigation or inquiry, no Hazardous Material currently exists within or has been or is being disposed of or released from, the Property or the Building in violation of Environmental Laws.

          7.1.13    Neither Transferor nor, to Transferor's knowledge, any Space Lessee or guarantor under a Space Lease Guaranty has either filed or been the subject of any filing of a petition under any federal or state bankruptcy or insolvency laws, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they come due, nor made an offer of settlement, extension or composition to its creditors generally.

          7.1.14    Set forth in Exhibit G is a true and complete schedule of all Reserve Accounts and the balances thereof as of October 30, 2002. Exhibit G-1 sets forth the sole draw requests previously submitted to Mortgage Lender requesting payment from the Reserve Accounts which are unpaid as of such date ("Pending Draws") or any draws made in accordance with Section 6.1.4, and to the extent Mortgage Lender pays to SLGOP any such draw after the Closing, SLGOP shall promptly remit same to Transferor.

          7.1.15    Attached hereto as Exhibit R and made a part hereof are true and complete copies of certificates of insurance evidencing all property insurance maintained by Transferor, with respect to the Property, including fire and extended coverage and rental interruption insurance ("Transferor's Casualty Insurance"). Transferor's Casualty Insurance is in full force and effect and all premiums therefore have been fully paid through the stated term of such policies.

          7.1.16    There are no agreements, documents or other instruments evidencing or securing the Existing Mortgage Indebtedness, other than the Mortgage Loan Documents, true, correct and complete copies of which have been delivered by Transferor to SLGOP.

          7.1.17    The outstanding principal balance due in respect of the Existing Mortgage Indebtedness as of the date hereof is One Hundred Fifty Eight Million and 00/100 Dollars ($158,000,000.00). The Existing Mortgage and the other Mortgage Loan Documents are in full force and effect. Transferor has not received any notice of acceleration or default under the Existing Mortgage and/or the other Mortgage Loan Documents from the holder thereof ("Mortgage Lender").

          7.1.18    There are no agreements, documents or other instruments evidencing or securing the Existing Mezzanine Indebtedness, other than Mezzanine Loan Documents, true, correct and complete copies of which have been delivered by Transferor to SLGOP.

          7.1.19    The outstanding principal balance due in respect of the Existing Mezzanine Indebtedness as of the date hereof is Twenty Eight Million Five Hundred Thousand and 00/100 Dollars ($28,500,000.00). The Transferor Pledge and the other Mezzanine Loan Documents are in full force and effect. Transferor has not received any notice of acceleration or default under the Transferor Pledge and/or the other Mezzanine Loan Documents from Mezzanine Lender.

          7.1.20    No work has been performed to the Property by or on behalf of Transferor (a) which require approvals or other sign-offs from the New York City Department of Buildings or any other federal, state, county or municipal governmental authority which have not been obtained or (b) would require a change in the certificate of occupancy for the Property which has not been obtained. To Transferor's knowledge, no Space Lessee has requested in writing Transferor's consent to perform any alteration or other work which would require a change in the certificate of occupancy to the Property.

          7.1.21    Consummation of the Interim Transactions, and the contribution or sale, as applicable, of title to the Property and of undivided tenancy-in-common interests therein by each of Transferor, MZ, News and each Transferor Party, and the acquisition by MZ, News and each Transferor Party of such tenancy-in-common interest, will not create or give rise to any lien, claim, charge, encumbrance or other objection to title to the Property or any interest therein which will remain as a title exception following the Closing.

          7.1.22    In order to induce SLGOP to issue the OP Units required to be issued hereunder, SCW hereby acknowledges and confirms his understanding that the issuance by SLGOP of the OP Units is intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"). In furtherance thereof, SCW represents and warrants to SLGOP as follows:

            (a)    SCW or the SCW Entity, as applicable, is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. SCW acknowledges and agrees that the recipient of the OP Units is not permitted to offer, transfer, sell, assign, pledge, encumber, hypothecate, or otherwise dispose of any of the OP Units except as permitted in (i) this Agreement or (ii) the Partnership Agreement.

            (b)    SCW is knowledgeable, sophisticated and experienced in business and financial matters, and fully understands the limitations on transfer described in this Agreement and the Partnership Agreement. SCW is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units.

            (c)    SCW has been advised and acknowledges that (i) the OP Units may not be transferred or redeemed, except in accordance with this Agreement and the Partnership Agreement and SCW and the SCW Entity, if applicable, will continue to bear the economic risk of its investment in the OP Units during the period of ownership, (ii) it is not anticipated that there will be any public market for the OP Units at any time, (iii) Rule 144 promulgated under the 1933 Act may not be available with respect to the sale of any securities of SLGOP and SLGOP has made no covenant, and makes no covenant, to make Rule 144 available with respect to the sale of any securities of SLGOP and (iv) a notation shall be made in the appropriate records of SLGOP indicating that the OP Units are subject to the restrictions on transfer set forth in this Agreement and the Partnership Agreement.

            (d)    SCW is an "accredited investor" (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).

            (e)    If at or prior to Closing, SCW designates a SCW Entity to acquire the OP Units, each of the representations and warranties set forth in this Section 7.1.22 shall be deemed to have been restated at Closing by SCW and the SCW Entity, jointly and severally.

        For the purposes of this Agreement, the terms "to the actual knowledge of Transferor", "to the best of Transferor's actual knowledge", "to Transferor's knowledge", "Transferor has no knowledge" and phrases of similar import shall mean the actual, present knowledge (and not constructive knowledge) of SCW, James F. Stomber, Jr. and Steven Sikora, without investigation or inquiry, which individuals Transferor hereby represents and warrants are the persons at a management or supervisory level who would, in the ordinary course of their responsibilities as employees or agents of Transferor, receive notice from other agents or employees of Transferor or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of Transferor. The representations and warranties of Transferor set forth in this Section 7 are subject to the limitation that to the extent that Transferor has delivered to SLGOP any Space Leases prior to the date hereof, and either such Space Leases or the Permitted Exceptions contain provisions inconsistent with any representation or warranty, then such representation or warranty shall be deemed modified to conform to such provisions.

          7.2    SLGOP warrants, represents and covenants to and with Transferor that the following are true and correct on the date hereof:

            7.2.1    SLGOP is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to enter into and to perform the terms of this Agreement. SLGOP has the corporate power and authority (a) to execute, deliver and perform this Agreement and (b) to issue, sell and deliver the OP Units hereunder. The execution and delivery of this Agreement, the sale and issuance of the OP Units, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of SLGOP, and will not violate any provision of law, any order of any court or other agency of government, the Partnership Agreement of SLGOP or the Certificate of Incorporation or By-Laws of SLG, or any provision of any indenture of material agreement or document to which SLGOP or SLG is a party or by which it or its properties or assets is bound. This Agreement constitutes, and each document and instrument contemplated hereby to be executed and delivered by SLGOP, when executed and delivered, shall constitute the legal, valid and binding obligation of SLGOP enforceable against SLGOP in accordance with its respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally).

            7.2.2    Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires SLGOP to obtain any consent, authorization, approval or registration under any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon SLGOP.

            7.2.3    There are no judgments, orders, or decrees of any kind against SLGOP unpaid or unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to the best of SLGOP's knowledge, threatened against SLGOP, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of SLGOP or the ability of SLGOP to consummate the transactions contemplated by this Agreement.

            7.2.4    SLGOP has delivered to Transferor a true and complete copy of the Partnership Agreement. The Partnership Agreement is in full force and effect.

            7.2.5    The OP Units will at Closing be duly authorized and, when issued by SLGOP, will be validly issued in accordance with the terms of the Partnership Agreement and Delaware law, fully paid and non-assessable.

            7.2.6    Each of (i) the offer and sale o f the OP Units, (ii) the conversion of the OP Units (from Class B Units into Class A Units) pursuant to Section 4.2.A. of the Partnership Agreement and (iii) the issuance of shares of SLG common stock that may be issued upon redemption of the OP Units pursuant to Section 8.6 of the Partnership Agreement is exempt from the registration requirements of the 1933 Act.

            7.2.7    SLGOP directly or indirectly owns all of the legal and beneficial interests in Funding.

        The representations of SLGOP set forth in Sections 7.2.1, 7.2.2, 7.2.4, 7.2.5, 7.2.6 and 7.2.7 shall survive the Closing without limitation as to time, and the representation set forth in Sections 7.2.3 shall survive Closing for a period of 270 days following the Closing.

          7.3    The representations and warranties (a) of Transferor, contained in Sections 7.1.1 through 7.1.3, inclusive, and (b) of SCW and the SCW Entity, if applicable, contained in Section 7.1.22, shall survive the Closing without limit as to time, and (c) of Transferor, contained in Sections 7.1.4 through 7.1.21, inclusive, shall survive the Closing for a period expiring 270 days following the Closing (the survival periods referred to above, collectively, the "Survival Period"). Any claim by SLGOP of a breach of the representations or warranties made by Transferor in Sections 7.1.1 through 7.1.21 (a "Breach") shall be asserted by SLGOP prior to the expiration of the applicable Survival Period, by SLGOP delivering to Transferor written notice thereof (a "Claim Notice"). If Transferor fails to cure such Breach after receipt of a Claim Notice, SLGOP's sole remedy shall be to commence a legal proceeding in a court of competent jurisdiction against Transferor alleging that Transferor is in breach of such representation or warranty (a "Proceeding"), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Survival Period. Notwithstanding the foregoing, if prior to the Closing SLGOP becomes aware of one or more Breaches (whether in the Bring Down Certificate or otherwise) which, in the aggregate, would not result in an adverse economic impact ("Damage") to SLGOP or the Property greater than $75,000.00 (the "Threshold"), SLGOP shall not be entitled to refuse to close title by reason thereof. Transferor acknowl edges and agrees that SLGOP shall not be deemed to have waived any rights with respect to any Breach of which SLGOP has knowledge prior to Closing if such Breach (and all others of which SLGOP then has knowledge) does not exceed the Threshold; provided, however, that Transferor shall have no liability to SLGOP with respect to any Breach unless and until the Damage arising from all Breaches exceeds the Threshold. SLGOP shall not, by closing hereunder, be deemed to waive any Breach of which it has knowledge prior to the Closing unless such Breach, together with all other Breaches of which SLGOP has knowledge prior to the Closing, cause Damage in excess of the Threshold. If prior to the Closing SLGOP becomes aware of one or more Breaches which cause Damage in excess of the Threshold, SLGOP may elect to either (i) waive such Breach or Breaches and close title to the roperty, and receive a credit equal to the Threshold to be applied against the Consideration, or (ii) avail itself of the remedies set forth in Section 10.2. If SLGOP elects to terminate this Agreement pursuant to clause (ii) immediately above, SLGOP shall be entitled to a Downpayment Return. After the Closing, SLGOP may deliver a Claim Notice only if SLGOP becomes aware of one or more Breaches which, when combined with any Breach(es) existing prior to the Closing but not asserted because the Damage therefrom did not exceed the Threshold, results in Damage which exceeds the Threshold. The aggregate liability of Transferor arising by reason of or in connection with all alleged Breaches asserted after the Closing shall not in any event exceed $3,000,000.00 (the "Maximum Amount"). The terms and provisions of this Section 7.3 shall survive the Closing and/or termination of this Agreement.

          7.4    By their signatures set forth below, SCW and DRA hereby agree to jointly and severally guaranty payment to SLGOP, Designee and their successors and assigns an amount equal to all Damage, not to exceed the Maximum Amount, resulting from one or more Breaches, pursuant to the form of Guaranty attached hereto as Exhibit T and made a part hereof (the "Transferor Guaranty"), which is to be executed and delivered at Closing. The provisions of this Section 7.4 shall survive the Closing.

          7.5    Rent Escrow.

            (a)    At the Closing, Transferor shall establish an escrow (the "Rental Escrow") in an amount equal to the aggregate Fixed Rent payable in respect of all portions of the Property (collectively, the "Rent Escrow Space") which are either (i) listed on Exhibit U attached hereto and made a part hereof (the "Space Schedule") or (ii) subject to a Space Lease not listed on Exhibit U pursuant to which the Space Lessee thereunder is, as of the Closing Date, in arrears in payment (excluding application of any Security Deposit) to Transferor in an amount equal to or greater than ninety (90) days of Fixed Rent payable by such Space Lessee under its Space Lease (a Space Lease described in this clause (ii) is referred to as a "Defaulted Space Lease"), calculated as follows: (y) as to the Rent Escrow Space listed on Exhibit U, the sum of $4,379,624.00, and (z) as to the Rent Escrow Space covered by a Defaulted Space Lease, the amount equal to the Fixed Rent (which for purposes hereof shall be deemed to be the Fixed Rent last payable by the Space Lessee thereunder prior to the applicable default) during the period commencing on the first day of the month immediately following Closing (the "First Rental Payment Date") and continuing for the next succeeding twelve (12) calendar months (the "Rental Escrow Period"; the amount so deposited in the Rental Escrow hereinafter the "Rental Escrow Sum"). Sums on deposit in the Dividend Reserve, plus the positive difference between the Rental Escrow Sum and the sums on deposit in the Dividend Reserve, shall make up the Rental Escrow and shall be deposited with Solomon and Weinberg LLP ("Rent Escrow Agent") pursuant to an escrow agreement substantially in the form annexed hereto as Exhibit V and made a part hereof (the "Rent Escrow Agreement"). Transferor hereby consents to the pledge and assignment to Mortgage Lender and/or Mezzanine Lender (or any successor thereto), if required by either such party, of the Rent Escrow and the rights thereto hereunder and under the Rent Escrow Agreement. In such event, SLGOP shall notify Transferor of such pledge and assignment, and Transferor shall execute such reasonable documents and reasonable instruments as Mortgage Lender and/or Mezzanine Lender may reasonably request to consent such pledge and assignment and to set forth Mortgage Lender's and/or Mezzanine Lender's Agreement to recognize Transferor's rights with respect to the Rent Escrow, but the failure to do so shall not affect or impair the consent to such pledge or assignment set forth in the immediately preceding sentence. In no event shall such pledge or assignment by SLGOP affect Transferor's right to receive payment of Fixed Rent received by SLGOP in respect of a New Space Lease or in respect of a Defaulted Space Lease, as provided in clause (b), below.

            (b)    On the First Rental Payment Date and on the first day of each month immediately thereafter until the expiration of the Rental Escrow Period, SLGOP shall be permitted to draw, and Rent Escrow Agent shall be authorized to pay to SLGOP, without notice to Transferor, one thirteenth (1/13) of the Rental Escrow Sum. If and to the extent that SLGOP shall receive payment of Fixed Rent in respect of Rent Escrow Space at any time prior to expiration of the Rental Escrow Period pursuant to a new Space Lease covering such Rent Escrow Space entered into after the Closing (a "New Space Lease") or in respect of a Defaulted Space Lease, then SLGOP shall, except as provided below, within ten (10) Business Days following expiration of the calendar month of receipt thereof by SLGOP, pay such Fixed Rent to Transferor. Notwithstanding the foregoing, if (i) Fixed Rent payable under a New Space Lease is in excess of market rent for comparable space ("Excess Rent"), and (ii) SLGOP certifies (an "Excess Rent Certification") to Transferor that the Excess Rent reflects other financial considerations between SLGOP and the Space Lessee thereunder and includes a financial analysis calculating the Excess Rent, SLGOP shall retain such Excess Rent portion of Fixed Rent (e.g., if Fixed Rent exceeds the market rate for comparable space, reflecting a landlord advance of Tenant Improvements, such excess will be disregarded for purpose of this clause (b) and shall be retained by SLGOP). If Transferor shall dispute the calculation by SLGOP of Excess Rent, it shall notify SLGOP within ten (10) days of receipt of the Excess Rent Certification, which notice (an "Excess Rent Objection") shall include Transferor's calculation of Excess Rent, if any, or the calculation supporting a determination that there is no Excess Rent. If Transferor and SLGOP are unable to resolve such dispute within ten (10) days following receipt by SLGOP of the Excess Rent Objection, the parties shall submit the calculations set forth in the Excess Rent Certification and the Excess Rent Objection to a licensed real estate broker having not less than ten (10) years experience in leasing comparable properties in New York City and experienced in mediation ("Mediator") mutually acceptable to SLGOP and Transferor (and if such parties are unable to agree upon the identity of the Mediator within five (5) days, they shall jointly request the President of the Real Estate Board of New York to select the Mediator), who shall be instructed to determine which calculation most closely reflects the amount, if any, of Excess Rent to be retained by SLGOP and the amount of Fixed Rent to be paid to Transferor. The role of Mediator shall be limited to selecting the calculations of either SLGOP or Transferor, and such decision shall be final and binding upon the parties hereto. All fees and expenses of Mediator shall be shared equally by the parties hereto.

            (c)    The Rental Escrow Sum shall be held in an interest bearing account, and all accrued interest shall be paid quarterly to Transferor. Amounts payable to Transferor pursuant to clause (b) shall, if unpaid for more than a thirty (30) day period following the due date thereof, bear interest rate of ten percent (10%) per annum from the due date thereof until payment thereof. Transferor shall have the right from time to time during the Rent Escrow Period, on reasonable prior notice to SLGOP, to review SLGOP's rental records with respect to the Rent Escrow Space and/or to request copies thereof.

            (d)    The provisions of this Section 7.5 shall survive the Closing.

          7.6    OP Unit Conversion. SCW hereby covenants and agrees, on behalf of himself and, if applicable, the SCW Entity acquiring OP Units, that prior to expiration of the Lock-Out Period (as hereinafter defined), such party will not convert the OP Units into shares of SLG common stock, or, directly or indirectly (including without limitation, through the entering into of a cash-settled derivative instrument), offer for sale, sell, contract to sell, pledge or otherwise dispose of any such OP Units that are received by such party under this Agreement without first obtaining the prior written consent of SLG, which consent may be granted or withheld in SLG's sole and absolute discretion. As used herein, "Lock-Out Period" shall mean the period commencing on the Closing Date and expiring on the earlier to occur of (a) two (2) years after the Closing Date, or (b) the first date upon which the exchange of the OP Units for SLG stock and the sale of such stock will not result in the loss of the rate reduction payable in respect of (i) the New York State Transfer Tax (as hereinafter defined) and (ii) the New York City Transfer Tax (as hereinafter defined), by reason of the acceptance by SCW or the SCW Entity, if applicable, of OP Units as part of the Consideration for the Property (collectively, the "OP Exemption"). SCW understands and agrees that (y) the OP Units to be received by SCW or the SCW Entity, as applicable, at Closing will not be certificated, and (z) prior to the Closing, the Partnership Agreement may be amended from time to time by SLGOP, and all references herein to the Partnership Agreement shall include all such amendments.

        The provisions of this Section 7.6 shall survive the Closing.

        8.    Closing Deliveries.

          8.1    At or prior to the Closing, Transferor and the Transferor Parties, where applicable, shall make, shall have have made or shall have caused to be made, the following deliveries:

          8.1.1    Transferor and each of MZ, News and each Transferor Party shall execute, deliver, and acknowledge (where appropriate) such documents and instruments required to fully implement the Interim Transactions, and to vest title to the Property, as tenants-in-common, in Designee and the Transferor Parties.

          8.1.2    Transferor and each Transferor Party shall execute, acknowledge and deliver to Designee in respect of such party's undivided tenancy-in-common interest in the Property, a bargain and sale deed without covenants against grantor's acts, in the form attached hereto as Exhibit W and made a part hereof (the "Deed").

          8.1.3    Transferor and each Transferor Party shall execute, acknowledge and deliver to SLGOP an assignment of all of such party's right, title and interest as landlord or otherwise under each of the Space Leases in respect of the Property, and of any security deposits required thereunder to be held by Transferor on the date of the Closing, in the form attached hereto as Exhibit X and made a part hereof (the "Assignment of Space Leases"), and shall deliver to SLGOP (a) executed originals or copies (if Transferor does not have originals in its possession), certified to be true, correct and complete, of each of such Space Leases and any Space Lease Guaranty, (b) all Lease Files, (c) the Security LC's and (d) without duplication of the foregoing, the property management files.

          8.1.4    Transferor, on behalf of all Transferor Parties, shall execute and deliver to SLGOP notices to the Space Lessees under the Space Leases advising them of the sale of the Property in the form attached hereto as Exhibit Y and made a part hereof.

          8.1.5    Transferor and each Transferor Party shall execute, acknowledge and deliver to SLGOP an assignment of all of such party's right, title and interest in and to the Assigned Contracts, in the form attached hereto as Exhibit Z and made a part hereof (the "Assignment of Service

  Contracts"). Transferor shall deliver Transferor's original counterparts or copies (if Transferor does not have originals in its ossession),

        certified to be true, correct and complete, of all Assigned Contracts.

          8.1.6    Transferor and each Transferor Party shall execute, acknowledge and deliver to SLGOP an omnibus assignment (the "Omnibus Assignment"), conveying and transferring to SLGOP all right, title and interest of Transferor and each Transferor Party, if any, in and to all Personal Property, Improvements, Permits, Warranties, Intangible Personal Property and Plans, in the form attached hereto as Exhibit AA and made a part hereof.

          8.1.7    Transferor shall deliver an Activity Report for the month in which Closing occurs (the "Updated Activity Report"), certified by Transferor to be true, correct and complete in all material respects.

          8.1.8    To the extent in Transferor's possession or control, Transferor shall deliver to SLGOP (a) all keys, computer passwords, access cards and security codes to all portions of the Property and the Building, (b) all presently effective warranties or guaranties from any contractors, subcontractors, suppliers, manufacturers, servicemen or materialmen in connection with any of the Personal Property or any construction, renovation, repairs or alterations of the Property, the Improvements or any tenant improvements (collectively, the "Warranties"), and (c) copies of all as-built plans and specifications for the Property (collectively, the "Plans").

          8.1.9    Each Transferor Party shall deliver to SLGOP a certificate, duly executed and acknowledged by such party, in accordance with Section 1445 of the Code.

          8.1.10    Each of Transferor, DRA and Planet shall deliver to SLGOP limited liability company resolutions of such party and consents of its members in customary form reasonably satisfactory to SLGOP and the Title Company, authorizing the transaction contemplated herein and the execution and delive ry of the documents required to be executed and delivered hereunder.

          8.1.11    Transferor shall deliver to SLGOP a certificate of Transferor, dated as of the Closing, certifying to the fulfillment of the conditions set forth in Section 9.2.3 hereof (the "Bring Down Certificate").

          8.1.12    (a) Transferor shall promptly after the date hereof request from each Space Lessee an estoppel ("Estoppel") which shall be either (i) in the form attached hereto as Exhibit BB and made a part hereof, or (ii) in the event any Space Lease provides for the form of Estoppel that the Space Lessee thereunder shall be required to deliver to the landlord under such Space Lease or set(s) forth the matters to be contained in such an Estoppel in connection with a sale and/or ground lease and/or mortgaging of all or any part of the Property, in such form or containing those matters required to be addressed by such Space Lessee. Transferor shall deliver copies of each Estoppel to SLGOP for its review promptly following receipt thereof. On or before the second (2nd) Business Day prior to the Closing, as a condition to SLGOP's obligation to close, SLGOP shall have received Confirming Estoppels (as hereinafter defined) from the Space Lessees listed in Exhibit CC attached hereto and made a part hereof (collectively, the "Mandatory Space Lessees") and other Space Lessees whose demised premises, when combined with that of the Mandatory Space Lessees, cover not less than seventy-five percent (75%) of the rentable square feet covered by all Space Leases then in effect within the Property (hereinafter the "Required Area").

            (b)    As used in this Agreement, the capitalized term "Confirming Estoppel" shall mean an Estoppel executed and delivered by a Space Lessee which confirms (i) in all respects the matters set forth in Section 7.1.6 (or, as applicable, such matters as such Space Lessee is required to address in an estoppel certificate pursuant to the related Space Lease), subject to non-material variations and (ii) that the dates through which Fixed Rent and Overage Rent have been paid does not conflict with that set forth in the Updated Activity Report.

          8.1.13    Each Transferor Party shall execute, acknowledge and deliver a Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 in respect of the Property (the "State Transfer Tax Return").

          8.1.14    Each Transferor Party shall execute, acknowledge and deliver a New York City Department of Finance Real Property Transfer Tax Return in respect of the Property (the "City Transfer Tax Return ").

          8.1.15    If received, Transferor shall deliver or cause to be delivered the Mortgage Lender Consent (as hereinafter defined), and the Mezzanine Lender Consent, duly executed by Mortgage Lender and Mezzanine Lender, respectively.

          8.1.16    Transferor shall pay Mortgage Lender's Expenses (as hereinafter defined) and Mezzanine Lender's Expenses (as hereinafter defined).

          8.1.17    Transferor shall terminate (a) all property management agreements relating to the Property entered into with entities affiliated with Transferor or any Transferor Party, and (b) all leasing agency agreements, if any, relating to all leasing activity after the Closing other than that entered into with an affiliate of SLGOP, or those granted by SLGOP or its affiliate.

          8.1.18    Transferor shall execute, acknowledge and deliver to SLGOP an assignment of the Interest Cap.

          8.1.19    Transferor shall execute, acknowledge and deliver to the Title Company a title affidavit in the form attached hereto as Exhibit DD and made a part hereof.

          8.1.20    SCW and DRA shall execute, acknowledge and deliver he

        Transferor Guaranty.

          8.1.21    Transferor shall deposit the Rental Escrow with Rental Escrow Agent and execute and deliver the Rental Escrow Agreement.

          8.1.22    Intentionally Omitted.

          8.1.23    SCW and the SCW Entity, if applicable, shall execute and deliver (a) the Recipient Agreement, (b) two (2) counterparts of the Partnership Agreement (the "Counterpart OP Signature Page"), and (c) all other documents required by the Recipient Agreement.

          8.1.24    Transferor shall cause MZ to deliver a copy of its federal income tax return for the year ended December 31, 2001 (the "Federal Income Tax Return"), and Transferor shall deliver the Tax Schedule (as hereinafter defined).

          8.2    At or prior to the Closing, SLGOP shall make, have made or caused to be made, the following deliveries:

          8.2.1    SLGOP shall pay to Transferor the balance of the Consideration required pursuant to Section 3.2 hereof.

          8.2.2    SLGOP shall deliver to Transferor resolutions of the general partner of SLGOP authorizing the transaction contemplated by this Agreement.

          8.2.3    SLGOP shall execute, acknowledge and deliver to each Transferor Party a counterpart of the Assignment of Space Leases.

          8.2.4    SLGOP shall execute and deliver the Recipient Agreement to SCW.

          8.2.5    SLGOP shall execute, acknowledge and deliver to each Transferor Party a counterpart of the Assignment of Service Contracts.

          8.2.6    SLGOP shall execute, acknowledge and deliver counterparts of each State Transfer Tax Return.

          8.2.7    SLGOP shall execute, acknowledge and deliver counterparts of each City Transfer Tax Return.

          8.2.8    SLGOP shall execute, acknowledge and deliver (or cause to be executed, acknowledged or delivered, as applicable) the Confirmatory Mortgage Documents (as hereinafter defined).

          8.2.9    SLGOP shall execute and deliver the Rental Escrow Agreement.

          8.2.10    SLGOP shall execute and deliver, or cause its Designee to execute and deliver, the New Mezzanine Loan Agreement.

          8.2.11    SLGOP shall execute and deliver a counterpart of the Omnibus Assignment.

          8.3    Transferor and SLGOP, at the Closing, shall prepare, execute and deliver to each other, subject to all the terms and provisions of this Agreement, a closing statement setting forth, inter alia, the closing adjustments and material monetary terms of the transaction contemplated hereby.

        9.    Conditions to Closing Obligations.

          9.1    Notwithstanding anything to the contrary contained herein, the obligation of Transferor to close title in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Transferor, at its election, evidenced by written notice delivered to SLGOP at or prior to the Closing, may waive any of such conditions:

          9.1.1    SLGOP shall have executed and delivered to Transferor (or the Transferor Parties, as applicable) all documents described in Section 8.2, shall have paid the Consideration and shall have taken or caused to be taken all of the other material action required of SLGOP in this Agreement.

          9.1.2    All representations and warranties made by SLGOP in this Agreement shall be true and correct in all material respects as of the date of the Closing.

          9.1.3    SLGOP shall have caused Funding, the current holder of a Special Member Interest (as defined in the LLC Agreement) in MZ, to (a) waive payment to Funding of the Additional Return (as defined in the LLC Agreement) and any sum which would be due upon calculation of the IRR Lookback Payment (as defined in the LLC Agreement) in respect of the period January 1, 2003 through September 7, 2003 by reason of redemption of the Special Member Interest, it being understood and agreed that (i) the Additional Return payable to Funding through December 31, 2002 shall remain due and payable when, and as provided under the LLC Agreement, regardless of the date Closing occurs, and (ii) Transferor shall at Closing satisfy the Preferred Equity Investment by distribution of the SLGOP Interest to Designee and payment of the Preferred Equity Return through the Closing Date (and any other sum payable by reason of an occurrence of an Event of Default under the LLC Agreement prior to Closing), (b) execute and deliver to News a release of all obligations arising from and after the Closing Date under the LLC Agreement and all other agreements executed and delivered pursuant to the LLC Agreement, including all obligations of guarantors and indemnitors thereof, and (c) to execute and deliver a statement confirming that, to the knowledge of Funding (which for the purposes of this Agreement shall mean the actual, present knowledge (and not constructive knowledge) of Marc Holliday and Andrew Mathias, without investigation or inquiry, which individuals SLGOP hereby represents and warrants are the persons who would, in the ordinary course of their responsibilities as officers of SLGOP, receive notice from other employees or agents of SLGOP or from other persons or entities of such matters) that no default by News exists under the LLC Agreement.

          9.1.4    SLG shall not have revoked its prior election pursuant to Section 856(c)(1) of the Code to be taxed as a REIT or engaged in any activity which has caused SLG to lose its REIT status.

          9.1.5    The consummation of the transactions contemplated hereby and the delivery of the Consideration to Transferor shall have been duly and validly authorized and approved by the board of directors of SLG in its capacity as the general partner of SLGOP.

          9.2    Notwithstanding anything to the contrary contained herein, the obligation of SLGOP to close title and pay the Consideration in accordance with this Agreement is expressly conditioned upon the fulfillment by and as of the time o f the Closing of each of the conditions listed below, provided that SLGOP, at its election, evidenced by written notice delivered to Transferor at or prior to the Closing, may waive all or any of such conditions:

          9.2.1    Transferor and each Transferor Party shall have caused the Interim Transactions to have occurred.

          9.2.2    Transferor and each Transferor Party shall have executed and delivered to SLGOP all of the documents, and shall have taken or caused to be taken all of the other actions, required of Transferor under this Agreement.

          9.2.3    All representations and warranties made by Transferor (and SCW and the SCW Entity, if applicable) in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing, in which event Transferor shall represent in the Bring Down Certificate such changed facts and circumstances. SLGOP shall not be obligated to close if a epresentation or warranty is not true and correct in all material respects as of the Closing Date unless caused by changed facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred.

          9.2.4    The Title Company shall be willing to insure title to the Property pursuant to an ALTA 1992 Owner's Policy of Title Insurance in the amount of the Consideration at regular rates and without additional premium, subject only to the Permitted Exceptions and as otherwise provided in this Agreement (the "Title Policy").

          9.2.5    SLGOP shall have received Confirming Estoppels required pursuant to Section 8.1.12.

          9.2.6    Mortgage Lender shall have executed and delivered the Mortgage Lender Consent, and SLGOP shall have approved the form, terms and conditions of the Confirmatory Mortgage Documents.

          9.2.7    Mezzanine Lender shall have executed and delivered (a) the Mezzanine Lender Consent, and (b) the New Mezzanine Loan Agreement.

          9.2.8    Transferor shall have caused News to execute and deliver a statement confirming that, to the knowledge of News, that is no default by Funding under the LLC Agreement.

          9.2.9    SLGOP shall have received all other documents and instruments required to be delivered or which it is entitled to receive pursuant to this Agreement.

        10.    Limitation on Liability of Parties.

          10.1    In the event SLGOP shall default in the performance of SLGOP's obligations under this Agreement and the Closing does not occur as a result thereof (a "SLGOP Default"), Transferor's sole and exclusive remedy shall be, and Transferor shall be entitled, to retain the Downpayment and any interest earned thereon or, as and for full and complete liquidated and agreed damages for SLGOP's default, and each party shall be released from any further liability to the other hereunder, except that the provisions of Sections 12, 13, 23, 25 and 29 hereof shall survive. TRANSFEROR AND SLGOP AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH TRANSFEROR MAY SUFFER UPON A SLGOP DEFAULT AND THAT THE DOWNPAYMENT AND ANY INTEREST EARNED THEREON REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT TRANSFEROR WOULD SUFFER UPON A SLGOP DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW.

          10.2    In the event of a failure of a condition to SLGOP's obligations hereunder which do not otherwise constitute a willful and intentional default by Transferor hereunder which SLGOP is unwilling to waive, or if Transferor shall be unable to comply with or perform its obligations under this Agreement, SLGOP may, as its sole remedy in such event, elect to terminate this Agreement, and in such event Escrow Agent shall make a Downpayment Return and upon the Downpayment Return, each party shall be released from any further liability to the other hereunder, except that the provisions of Sections 12, 13, 23, 25 and 29 hereof shall survive. In the event that Transferor shall willfully and intentionally default in the performance of Transferor's obligations under this Agreement and the Closing does not occur as a result thereof, except as set forth in the last sentence of this Section 10.2, SLGOP's sole and exclusive remedy shall be, and SLGOP shall be entitled, to elect either (a) a Downpayment Return, and receive from Transferor payment of an amount, not to exceed $350,000.00, in reimbursement for SLGOP's actual and reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby and paid to third parties not affiliated with SLGOP, including without limitation, all costs and expenses incurred in connection with SLGOP's review and inspection of the Property, preparation and negotiation of this Agreement (including, without limitation, reasonable attorneys fees and disbursements), and fees and disbursements of SLGOP's consultants, and upon the Downpayment Return and such reimbursement each party shall be released from any further liability to the other hereunder, except that the provisions of Sections 12, 13, 23, 25 and 29 hereof shall survive, or

  (b) seek specific performance of Transferor's obligations hereunder; provided, however, that any action for specific performance must be commenced within ninety (90) days of the later of (i) the Closing Date or (ii) the date upon which SLGOP first becomes aware of Transferor's willful and intentional default, after which SLGOP shall be limited to the remedy set forth in clause (a), above.

        11.    Fire or Other Casualty; Condemnation.

          11.1    Transferor agrees (a) to maintain Transferor's Casualty Insurance in full force and effect through the Closing, and (b) to give SLGOP reasonably prompt notice of any fire or other casualty occurring at the Property of which Transferor obtains knowledge, between the date hereof and the date of the Closing, or of any actual or threatened condemnation of all or any part of the Property of which Transferor obtains knowledge.

          11.2    If prior to the Closing there shall occur damage to the Property caused by fire or other casualty, the Closing shall be adjourned for twenty (20) days, or for such longer period (not to exceed sixty (60) days) as may be reasonably required in order to permit (a) SLGOP's architect or engineer to estimate the cost to repair or restore the Property to its condition immediately prior to such casualty (the "Estimated Repair Cost") and (b) allow Transferor and SLGOP to receive from the insurers under Transferor's Casualty Insurance (i) confirmation that such loss is an insured loss and (ii) an estimate of the amount of insurance proceeds payable in respect thereof (the items described in clauses (i) and (ii) being herein referred to as the "Insurer's Loss Payable Statement"). If, prior to the Closing, either (x) a fire or other casualty causes damage to the Property and either (1) the Estimated Repair Cost is $5,000,000.00 or more, (2) one or more Space Lessees occupying more than 5% of the rentable square feet of the Property is entitled to terminate its Space Lease (which right has not been waived) or (3) Mortgage Lender does not agree to make all insurance proceeds payable in respect of such casualty available for repair or restoration of the Property (clauses (1), (2) or (3) being herein referred to as a "Material Casualty") or (y) there shall occur a taking by condemnation of any material portion of the Property, then, and in either such event, SLGOP may elect to terminate this Agreement by written notice given to Transferor within (A) in the case of a fire or other casualty, ten (10) Business Days after SLGOP shall have received the Insurer's Loss Payable Statement, and (B) in the case of a condemnation, ten (10) Business Days after Transferor has given SLGOP the notice referred to in Section 11.1 hereof, in which event Transferor shall promptly instruct Escrow Agent to make a Downpayment Return, this Agreement shall thereupon be null and void and neither party hereto shall thereupon have any further obligation to the other, except that the provisions of Sections 12, 13, 23, 25 and 29 hereof shall survive such termination.

          11.3    If SLGOP does not elect to terminate this Agreement, then (a) the Closing shall take place as herein provided, (b) Transferor shall at the Closing (i) assign to SLGOP, by written instrument in form reasonably satisfactory to SLGOP, all of Transferor's interest in and to any insurance proceeds or condemnation awards which may be payable to Transferor on account of any such fire, casualty or condemnation, and (ii) credit to SLGOP on account of the Consideration (A) any such proceeds (as reflected in the Insurer's Loss Payable Statement) or awards theretofore paid, and (B) any applicable insurance deductible. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between SLGOP and Transferor.

          11.4    If, prior to the Closing, there shall occur (a) damage to the Property caused by fire or other casualty which is not a Material Casualty or (b) a taking by condemnation of any part of the Property which is not material, then, and in either such event, SLGOP shall not have the right to terminate this Agreement by reason thereof, but Transferor shall at Closing, assign to SLGOP by written instrument in form and substance reasonably satisfactory to SLGOP, all of Transferor's interest in any insurance proceeds or condemnation awards which payable to Transferor on account of any such fire, casualty or condemnation, and shall credit to SLGOP on account of the

  Consideration (A) any such proceeds (as reflected in the Insurer's Loss Payable Statement) or awards theretofore paid to Transferor and (B) the amount of any applicable insurance deductible. The proceeds of rent interruption insurance, if any, shall on the Closing Date be appropriately apportioned between SLGOP and Transferor.

          11.5    Nothing contained in this Section 11 shall be construed to impose upon Transferor any obligation to repair any damage or destruction caused by fire or other casualty or condemnation.

          11.6    For purposes of this Section 11 a taking of a material part of the Property shall mean any taking which either (a) in SLGOP's reasonable opinion, leaves remaining a balance of the Property which may not be economically operated (after appropriate restoration) for the purpose for which the Property was operated or intended to be operated prior to such taking, taking into account the Consideration to be paid by SLGOP or (b) involves an area which is more than five (5%) percent of the aggregate rentable area of the Property.

          11.7    In the event that SLGOP does not elect to terminate this Agreement in accordance with Section 11.2 above, or upon the occurrence of the events set forth in Section 11.4 (a) or (b) above, Transferor and SLGOP shall jointly negotiate with insurers and any condemning authority regarding the amount of any insurance proceeds and/or any condemnation awards payable in respect thereof. Transferor shall not contest, settle or compromise any claim without SLGOP's approval, which will not be unreasonably withheld or delayed.

        12.    Brokerage.

        SLGOP and Transferor each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby. SLGOP and Transferor each further agree to indemnify and hold the other, their respective successors and assigns, harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys fees and disbursements) which may be asserted against, imposed upon or incurred by such party by reason of any claim made by any other broker, consultant, finder or like agent for commissions or other compensation for bringing about this transaction or claiming to have introduced the Property to SLGOP. The provisions of this Section 12 shall survive the Closing or other termination of this Agreement.

        13.    Closing Costs; Fees and Disbursements of Counsel, etc.

          (a)    At the Closing, Transferor shall pay and shall cause MZ, News and each Transferor Party to pay (i) the New York State Real Estate Transfer Tax pursuant to Article 31 and Section 1402 of the New York Tax Law (the "State Transfer Tax") and the New York City Real Property Transfer Tax imposed pursuant to Title 11, Chapter 21 of the New York City Administrative Code (the "City Transfer Tax"; the State Transfer Tax and the City Transfer Tax collectively, "Transfer Taxes") upon or payable in connection with each Interim Transaction and the transfer of title to the Property and of each tenancy-in-common interest therein (including, without limitation, the transfer of the SLGOP Interest by MZ to Designee) and the recordation of the Deed(s) in connection with each of the foregoing, (ii) all Mortgage Lender's Expenses and Mezzanine Lender's Expenses, and (iii) all costs of assigning the Interest Cap to SLGOP. Transfer Taxes payable hereunder shall, at Transferor's election, be allowed for out of the Consideration and paid by SLGOP on behalf of Transferor and each Transferor Party other than SCW. All such tax payments to be paid by Transferor or any Transferor Party shall be made by certified check payable directly to the order of the appropriate governmental authority or by Wire Transferred Funds to the Title Company. SCW or the SCW Entity, as applicable, may seek to avail itself of the OP Exemption, provided that SCW shall at Closing furnish to SLGOP such documentation as SLGOP reasonably requests to evidence compliance with all requirements for such exemption. Notwithstanding delivery of such evidence of compliance with all requirements for the OP

  Exemption to SLGOP, Transferor and SCW shall bear all risk that the transactions described in this Agreement and the transfer of the Property hereunder does not qualify, in whole or in part, for the OP Exemption or for any other exemptions claimed in connection with the Interim Transactions and the transactions occurring hereunder. SLGOP shall pay (y) all charges for recording and/or filing the Deed(s) and (z) all title charges and survey costs, including the premium for SLGOP's Title Policy. Except as set forth in Section 10.2 hereof, each of the parties hereto shall bear and pay the fees and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

          (b)    By their signatures below, SCW and DD Investment Partners L.P. ("DD"), a Delaware limited partnership which is the owner of the majority of the legal and beneficial ownership interests in DRA, agree to each execute and deliver to SLGOP at Closing an indemnity agreement in the form attached hereto as Exhibit EE and made a part hereof, pursuant to which SCW and DD shall indemnify the SLGOP Parties against all claims for Transfer Tax Liabilities (as hereinafter defined), severally and not jointly, in the following proportions: SCW 65%, and DD: 35%. As used herein, "Transfer Tax Liabilities" means any additional Transfer Taxes which may be claimed or assessed after the Closing in connection with the transactions contemplated under this Agreement, including, without limitation, by reason of any transfer of an undivided tenancy-in-common interest in the Property provided for under this Agreement, or as the result of a determination that the OP Exemption is not available or applicable to the transfer of the Property, in whole or in part, together with all interest and penalties imposed in connection therewith and all damages, losses, liabilities, claims, costs or expenses (including, without limitation, reasonably attorneys' fees, expenses, disbursements and court costs) suffered or incurred by the SLGOP Parties by reason of such claim or assessment.

          (c)    The provisions of this Section 13 shall survive the Closing.

        14.    Notices.

        Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (for the purposes of this Section collectively referred to as "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained prior to 4 p.m., (b) upon receipt, when sent by prepaid reputable overnight courier or (c) three (3) days after the date so mailed if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

If to Transferor, to:

220 News Building LLC c/o The Witkoff Group LLC 220 East 42nd Street New York, New York 10017 Attention: Steven C. Witkoff Facsimile: (212) 672-4726

with copies to:

220 News Building LLC c/o The Witkoff Group LLC 220 East 42nd Street New York, New York 10017 Attention: James F. Stomber, Jr., Esq. Facsimile: (212) 672-3434

and

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Jeffrey A. Lenobel, Esq. Facsimile: (212) 593-5956

and

DRA Advisors, Inc. 220 East 42nd Street New York, New York 10017 Attention: Brian T. Summers, Vice President Facsimile: (212) 697-7403

and

Blank Rome Tenzer Greenblatt LLP 405 Lexington Avenue New York, New York 10174 Attention: Martin Luskin, Esq. Facsimile: (212) 885-5003

If to SLGOP, to:

420 Lexington Avenue. New York, New York 10170 Attention: Marc Holliday Andrew S. Levine Facsimile:(212) 216-1785

with copies to:

Solomon and Weinberg LLP 685 Third Avenue New York, New York 10017 Attention: Craig H. Solomon, Esq. Howard R. Shapiro, Esq. Facsimile: (212) 605-0999

If to Escrow Agent, to:

TSNY Agency of New York City, Inc. Two Park Avenue, Suite 1420 New York, New York 10016 Attention: Neil Clark Facsimile: (646) 742-0732

        Notices shall be valid only if served in the manner provided above. Notices may be sent by the attorneys for the respective parties and each such Notice so served shall have the same force and effect as if sent by such party.

        15.    Survival; Governing Law.

        Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall not survive the Closing provided for herein. This Agreement has been negotiated, executed and delivered and shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York from time to time in effect.

        16.    Counterparts; Captions.

        This Agreement may be executed in counterparts, each of which shall be deemed an original. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

        17.    Entire Agreement; No Third Party Beneficiaries.

        This Agreement (including all exhibits annexed hereto), contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. The provisions of this Section shall survive the Closing.

        18.    Waivers; Extensions.

        No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

        19.    Further Assurances.

        The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement) as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Section 19 shall survive the Closing. Each party shall cooperate with each other and do all acts as may be reasonably required or requested by the other party with regard to the fulfillment of any condition precedent to such other party's obligations hereunder, including execution of any documents, applications or permits, but the representations and warranties of any party made in this Agreement shall not be affected or released by any investigation or inquiry made by any party or any of its agents or consultants or by any waiver or fulfillment of any such condition.

        20.    Assignment.

        Except as set forth in this Agreement, SLGOP shall neither assign its rights nor delegate its obligations hereunder without obtaining Transferor's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Section 20, SLGOP may, without the consent of Transferor, assign its rights and delegate its obligations hereunder to any Affiliate (as hereinafter defined) of SLGOP, to whom the Property (or tenancy-in-common interests therein) shall be conveyed in accordance with this Agreement (such assignee, a "Designee"). In connection with any assignment or designation permitted hereunder, such Designee shall assume in writing all of SLGOP's obligations under this Agreement and thereupon, except as provided below, SLGOP shall be relieved of all obligations imposed upon it hereunder; provided, however, that no such assignment shall (a) relieve SLGOP from its obligations (i) to issue the OP Units at Closing and take all other action necessary to vest the OP Units in SCW Recipient, (ii) to indemnify SCW for Income Tax Liability (as hereinafter defined) arising under Section 33, (iii) to pay to Transferor Fixed Rent received during the Rental Escrow Period in respect of a New Space Lease or pursuant to a Defaulted Space Lease, as provided in Section 7.5, (iv) to pay any Sublease Liability (as hereinafter defined), (v) to indemnify Transferor for liability arising under Section 31, or (vi) to observe the tax allocations set forth in Section 34, or (b) delay issuance of the Mortgage Lender Consent and the Mezzanine Lender Consent or submission of Confirmatory Mortgage Documents (as hereinafter defined) beyond the Outside Closing Date, provided, however, that the refusal of either Mortgage Lender or Mezzanine Lender to issue the Mortgage Lender Consent and the Mezzanine Lender Consent by reason of an assignment to an Affiliate shall not be deemed to be a default by SLGOP under this Agreement. Designee shall succeed to the rights, remedies and indemnifications to which SLGOP is entitled hereunder, to the extent the foregoing survive the Closing. Any other purported or attempted assignment or delegation without obtaining Transferor's prior written consent or not otherwise permitted hereunder shall be void and of no effect. SLGOP shall advise Mortgage Lender and Mezzanine Lender of the name and organizational structure of any Designee prior to the assignment of this Agreement. For purposes of this Section 20, the capitalized term "Affiliate" means any limited liability company or other entity in which SLGOP owns, directly or indirectly (through one or more entities, each of which is a disregarded entity for federal income tax purposes), all of the beneficial interests, and which is a disregarded entity for federal income tax purposes. No consent given by Transferor to any transfer or assignment of SLGOP's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of SLGOP's rights or obligations hereunder.

        21.    Pronouns.

        All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

        22.    Successors and Assigns.

        This Agreement shall bind and inure to the benefit of Transferor, SLGOP and their respective permitted successors and assigns.

        23.    Escrow.

          23.1    Escrow Agent shall hold the Downpayment, together with all interest earned thereon, in its interest bearing escrow account, or the Downpayment Letter of Credit, as the case may be, in accordance with the following:

            23.1.1    (a)    Escrow Agent shall hold the Downpayment, together with all interest earned thereon, in Escrow Agent's escrow account at JP Morgan Chase, and shall cause the Downpayment to earn interest at JP Morgan Chase's then prevailing insured money market rates on deposits of similar size. Escrow Agent shall have no liability for any fluctuations in the interest rate paid by JP Morgan Chase on the Downpayment, and is not a guarantor thereof.

            (b)    If, on or before the date which is thirty (30) days prior to expiration of the Downpayment Letter of Credit, SLGOP has not delivered an extension thereof or a replacement letter of credit in the form of the Downpayment Letter of Credit, Escrow Agent shall be entitled to deliver the Downpayment Letter of Credit to Transferor who shall be entitled to draw on the same, provided that all proceeds thereof shall be paid by the issuing bank by Wire Transferred Funds to Escrow Agent's account described in clause (a) above, and thereafter such proceeds shall be held as the Downpayment in accordance with the terms of this Agreement.

            23.1.2    If Escrow Agent receives a written notice signed by both Transferor and SLGOP stating that the Closing has occurred and that Transferor is entitled to receive the Downpayment or that SLGOP is entitled to receive the Downpayment Letter of Credit, as the case may be, Escrow Agent shall deliver the Downpayment, together with the interest earned thereon to Transferor, or the Downpayment Letter of Credit to SLGOP, as the case may be. If Escrow Agent receives a written notice signed by both Transferor and SLGOP that this Agreement has been terminated or canceled, Escrow Agent shall deliver the Downpayment, together with the interest thereon, or the Downpayment Letter of Credit, as the case may be, as directed therein.

            23.1.3    If Escrow Agent receives a written request signed by SLGOP or Transferor (the "Noticing Party") stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to the Downpayment, or the Downpayment Letter of Credit, as the case may be, or that the other party hereto (the "Non-Noticing Party") has defaulted in the performance of its obligations hereunder, Escrow Agent shall deliver (by hand or nationally recognized overnight courier) a copy of such request to the Non-Noticing Party. The Non-Noticing Party shall have the right to object to such request for the Downpayment by written notice of objection delivered to and received by Escrow Agent ten (10) Business Days after the date of Escrow Agent's mailing of such copy to the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a written notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Downpayment, together with the interest earned thereon, or the Downpayment Letter of Credit, as the case may be, to the Noticing Party. If Escrow Agent shall have received a written notice of objection within the time herein prescribed, Escrow Agent shall refuse to comply with any requests or demands on it and shall continue to hold the Downpayment, together with any interest earned thereon, or the Downpayment Letter of Credit, as the case may be, until Escrow Agent receives either (a) a written notice signed by both Transferor and SLGOP stating who is entitled to the Downpayment (and interest) or the Downpayment Letter of Credit, as the case may be, or (b) a final order of a court of competent jurisdiction directing disbursement of the Downpayment (and interest) or delivery of the Downpayment Letter of Credit, as the case may be, in a specific manner, in either of which events Escrow Agent shall then disburse the Downpayment, together with the interest earned thereon, or deliver the Downpayment Letter of Credit, as the case may be, in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands until and unless it has received a direction of the nature described in clause (a) or (b) above.

            23.2    Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Transferor and/or SLGOP, or from Transferor and/or SLGOP to Escrow Agent, provided for in this Section 23 shall be addressed to the party to receive such notice at its notice address set forth in Section 14 above (with copies to be similarly sent to the additional persons therein indicated), but the provisions of Section 14 relating to the manner of giving notices and the effective dates thereof shall have no application to the provisions of this Section 23.

            23.3    Notwithstanding the foregoing, if Escrow Agent shall have received a written notice of objection as provided for in Section 23.1.3 above within the time therein prescribed, or shall have received at any time before actual disbursement of the Downpayment or delivery of the Downpayment Letter of Credit, as the case may be, a written notice signed by either Transferor or SLGOP disputing entitlement to the Downpayment or the Downpayment Letter of Credit, as the case may be, or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Downpayment or the Downpayment Letter of Credit, as the case may be (whether or not litigation has been instituted), Escrow Agent shall have the right, upon written notice to both Transferor and SLGOP, (a) to deposit the Downpayment, together with the interest earned thereon, or the Downpayment Letter of Credit, as the case may be, with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Downpayment, together with the interest earned thereon, with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Transferor or SLGOP is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct. If Escrow Agent is in possession of a Downpayment Letter of Credit and has elected to terminate its duties as Escrow Agent hereunder during the pendency of a dispute between the parties, it shall deliver the Downpayment Letter of Credit to Tr ansferor who shall be entitled to draw on the same, provided that all proceeds shall be paid by Wire Transferred Funds to Escrow Agent's account described in Section 23.1.1(a), and such proceeds may thereafter be deposited with a court of competent jurisdiction, as set forth above.

            23.4    Escrow Agent is acting hereunder without charge as an accommodation to SLGOP and Transferor, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and SLGOP and Transferor hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney's fees (paid to retained attorneys) arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder.

        24.    Tax Proceedings.

        Transferor shall not settle any Tax Proceedings which relate to any tax year (including the Current Tax Year) without SLGOP's consent, which consent shall not be unreasonably withheld or delayed. Any refunds or credits paid in respect of Tax Proceedings for the periods prior to SLGOP's ownership of the Property shall remain the sole property of Transferor (subject to the rights, if any, of current or former Space Lessees thereto). Transferor shall promptly upon receipt of any tax refund or credit remit such portion thereof to any current or former Space Lessee entitled to receive the same, and Transferor shall indemnify and hold SLGOP harmless from and against all claims asserted by any current or former Space Lessee for any such sum. SLGOP shall promptly upon receipt of any tax refund or credit in respect of the Current Year remit such portion thereof to any current or former Space Lessee entitled to receive same, and SLGOP shall indemnify and hold Transferor harmless from and against all claims asserted by any current or former Space Lessee for any such sum. From and after the date hereof until the Closing, Transferor shall not commence any new Tax Proceedings. The provisions of this Section 24 shall survive the Closing.

        25.    Access; Possession.

        Possession of the Property shall be delivered to SLGOP at the Closing; provided, however, that prior to the Closing Transferor shall afford SLGOP or its authorized representatives reasonable access to the Property for the purpose of conducting such tests, inspections and reviews as SLGOP deems necessary or appropriate, including, without limitation, environmental investigations. The entry by SLGOP or its representatives upon the Property, and the conduct of tests, inspections and reviews thereon shall be conducted in a manner so as to not interfere in any material respect with the conduct of business by any Space Lessee or violate the terms of any Space Lease. Prior to Closing, SLGOP and its representatives shall be entitled to communicate directly with any Space Lessee, provided that Transferor shall be given reasonable prior notice of an intended communication, and shall be entitled to accompany SLGOP or its representative during any meeting with any Space Lessee.    Transferor shall, upon request of SLGOP, confirm in writing such authorization to any Space Lessee. In connection with any intrusive physical tests ("Tests") conducted by or on behalf of SLGOP at the Property, (a) SLGOP shall keep the Property free and clear of any mechanic's liens or materialmen's liens, (b) Transferor shall be entitled to have a representative of Transferor present during such Tests, and (c) SLGOP shall furnish to Transferor certificates evidencing property damage and liability insurance policies in the amount of (i) $2,000,000.00 for bodily injury or death to any one (1) person, $3,000,000.00 aggregate liability and (ii) $2,000,000.00 property damage reasonably promptly prior to commencing any such Tests. SLGOP shall, upon completion of such Tests, either restore, at SLGOP's sole cost and expense, the Property to its condition existing prior to such Tests, or pay to Transferor the cost of repairing or restoring any damage to the Property caused by SLGOP or its representatives. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by SLGOP or its representatives relating to such inspection and its other due diligence shall be at the sole expense of SLGOP. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Transferor's willful default), SLGOP shall promptly return to Transferor copies of all due diligence materials delivered by Transferor to SLGOP or its representatives then in SLGOP's possession. SLGOP and its representatives shall not conduct borings of the Property or drilling in or on the Property in connection with the preparation of an environmental audit or in connection with any other inspection of the Property without the prior consent of Transferor, which will not be unreasonably withheld or delayed. SLGOP shall indemnify and hold Transferor harmless from and against all liability, cost and expense incurred by Transferor arising out of the acts or omissions of SLGOP or its representatives in connection with performance of Tests; provided, however, that Transferor agrees to look first to any insurance covering any such liability, cost or expense prior to making any claim against SLGOP under the indemnity given hereunder. The provisions of Section 25 shall survive the Closing or any termination of this Agreement.

        26.    Maintenance of the Property.

        Between the date of this Agreement and the Closing, Transferor shall (a) maintain the Property in the same condition and repair as exists on the date hereof, reasonable wear and tear excepted, (b) perform all material obligations to be performed by the landlord under the terms of any Space Lease, and (c) otherwise operate the Property in the same manner as before the making of this Agreement. Transferor shall not remove or transfer to any third party any Personal Property after the date hereof, except for repair or replacement thereof or in the ordinary course of business.

        27.    Leasing and Contracts.

        Transferor shall not, after the date of this Agreement, enter into any new Space Lease, Service Contract or Union Agreement affecting the Property, or any amendment, expansion, extension or renewal thereof (except those to which a Space Lessee is expressly entitled pursuant to the terms of its applicable Space Lease), or permit any Space Lessee to enter into any sublease, assignment or agreement pertaining to the Property (except as expressly authorized or permitted by such Space Lessee's Space Lease without the consent of the landlord thereunder), or waive, compromise or settle any rights of Transferor under any contract or Space Lease, or return any Security Deposit (except as expressly required by a Space Lessee's Space Lease), or modify, amend, or terminate any Service Contract (collectively a "Material Transaction"), without in each case obtaining SLGOP's prior written consent thereto which, except as provided below, SLGOP may grant or withhold in its sole discretion. If (a) a Space Lessee requests Transferor's approval of any matter pursuant to an express provision in the Space Lease which expressly requires Transferor to act reasonably, (b) upon the written direction of SLGOP, Transferor rejects such request, and (c) any claim is made against Transferor asserting that Transferor acted unreasonably in rejecting such request, SLGOP shall indemnify and hold Transferor harmless from all such loss, cost or damage, including, without limitation, reasonable attorneys fees and disbursements (such damages "Sublease Liability") for which Transferor is found liable to such Space Lessee as a result thereof, provided however, that SLGOP shall be given prompt notice of any such claim, and SLGOP shall be entitled to defend such claim with counsel selected by SLGOP. Transferor shall not propose any new Service Contract which is not terminable without cost or penalty upon not more than thirty (30) days prior notice. When seeking SLGOP's consent to a Material Transaction, Transferor shall provide notice of the identity of the proposed tenant or other party thereto, a term sheet or letter of intent containing material business terms (including, without limitation, with respect to proposed leases the rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) (the "Material Terms") and such credit and background information, if any, Transferor then possesses with respect to such proposed Space Lessee or other party. SLGOP shall not unreasonably withhold or delay its consent to a proposed Space Lease if (i) the Material Terms are in accordance wi th prevailing market conditions, and (ii) the financial condition and general reputation of the proposed Space Lessee is satisfactory to SLGOP. Upon SLGOP's consent to a Material Transaction involving a new Space Lease, Transferor shall use commercially reasonable efforts to negotiate and enter into a Space Lease on SLGOP's standard lease form, without material change other than changes reasonably approved by SLGOP. Transferor shall also provide SLGOP with regular reports and information regarding the status of approved Material Transactions being negotiated. SLGOP shall be responsible for Tenant Improvement Costs, leasing commissions and all other leasing costs payable in connection with any new Space Lease approved by SLGOP pursuant to this Section.

        28.    Existing Mortgage Indebtedness; Existing Mezzanine Indebtedness.

          (a)    Transferor will not (y) modify or amend any term, covenant, provision or agreement contained in any Mortgage Loan Document or enter into any new agreement in respect of the Existing Mortgage Indebtedness without the prior consent of SLGOP, which consent may be withheld in SLGOP's sole discretion, or (z) make any prepayment of the Mortgage Indebtedness, other than regularly scheduled payments under the Mortgage Loan Documents. Transferor shall make all regular monthly payments of principal and interest under the Mortgage Note and Existing Mortgage, and shall perform, observe and comply with all other monetary and material non-monetary obligations under the Existing Mortgage and all other Mortgage Loan Documents such that prior to the Closing no default beyond applicable grace and notice periods shall occur. After the date hereof, Transferor shall not execute any mortgage or create or suffer any lien or encumbrance which shall affect title to the Property or the right of SLGOP or its successor and/or assigns hereunder. Transferor shall, promptly upon receipt deliver a copy to SLGOP of any notice of default under the Existing Mortgage or any other Mortgage Loan Document. Promptly following the date hereof, Transferor shall deliver to Midland Loan Services, Inc., the servicer of the Mortgage Indebtedness, a notice and estoppel in the form attached hereto as Exhibit S and made a part hereof (the "Mortgage Lender Consent"), advising Mortgage Lender of the sale and transfer of the Property to Designee subject to and upon Designee's assumption, subject to the non-recourse provisions thereof, of the Existing Mortgage Indebtedness. Transferor shall pay all fees and expenses payable in connection therewith, including, without limitation, premiums for any endorsements to or redate of the title insurance policy previously issued to Mortgage Lender, servicing fees, rating agency fees, assignment and assumption fees, attorneys fees and disbursements and processing fees required to be paid to Mortgage Lender as a condition to issuance by Mortgage Lender of the Mortgage Lender Consent (collectively, "Mortgage Lender's Expenses"). Mortgage Lender's Expenses shall not include exit fees, prepayment fees, fees and disbursements of SLGOP's counsel, or costs specifically incurred in connection with the execution and delivery by SLGOP or Carve -Out Guarantor (as hereinafter defined) of any document or instrument required by Mortgage Lender as a condition to issuance of the Mortgage Lender Consent. SLGOP agrees to cause Designee to execute, acknowledge and deliver such documents and instruments as are required by Mortgage Lender pursuant to the express provisions of the Mortgage Loan Documents, in the forms of the Mortgage Loan Documents or in such other form approved by SLGOP, in connection with the assumption by Designee, subject to the non-recourse provisions set forth in the Mortgage Loan Documents, of the Existing Mortgage Indebtedness (such documents and instruments, hereinafter the "Confirmatory Mortgage Documents"). SLGOP agrees to cooperate with Transferor in seeking the Mortgage Lender Consent and to furnish such information regarding SLGOP or its Designee as Mortgage Lender reasonably requests.

          (b)    Transferor will not (y) modify or amend any term, covenant, provision or agreement contained in any Mezzanine Loan Document or enter into any new agreement in respect of the Existing Mezzanine Indebtedness without the prior consent of SLGOP, which consent may be withheld in SLGOP's sole discretion or (z) make any prepayment of the Existing Mortgage Indebtedness other than regularly scheduled payments required under the Mezzanine Loan Documents. Transferor shall make all regular monthly payments of principal and interest in respect of the Existing Mezzanine Indebtedness, and shall perform, observe and comply with all other monetary and non-monetary obligations under the Transferor Pledge and all other Mezzanine Loan Documents such that prior to the Closing no default beyond applicable grace and notice periods shall occur. Transferor shall, promptly upon receipt deliver a copy to SLGOP of any notice of default under the Transferor Pledge or any other Mezzanine Loan Document. Promptly following the date hereof, Transferor shall make application to Mezzanine Lender for its (i) consent to the sale and transfer of the Property to Designee(s) and (ii) agreement to enter into the New Mezzanine Loan Agreement (such consent and agreement by Mezzanine Lender (the "Mezzanine Lender Consent", and together with the Mortgage Lender Consent, collectively the "Lender Consents") by delivering a letter, in the form attached hereto as Exhibit S-1 and made a part hereof, and in connection therewith, Transferor shall pay all fees and expenses payable in connection therewith, including, without limitation, servicing fees, rating agency fees, assignment and assumption fees, attorneys fees and disbursements and processing fees required to be paid to Mezzanine Lender as a condition to Mezzanine Lender's agreement to enter in to the New

  Mezzanine Loan Agreement (collectively, "Mezzanine Lender's Expenses"). Mezzanine Lender's Expenses shall not include exit fees, prepayment fees, fees and disbursements of SLGOP's counsel, or costs incurred in connection with the execution and delivery by SLGOP or Carve-Out Guarantor of any document or instrument required by Mezzanine Lender as a condition to issuance of the consent. SLGOP shall cooperate with Transferor in seeking the Mezzanine Lender Consent, and to furnish such information that Mezzanine Lender reasonably requests in connection therewith.

        29.    Confidentiality; Public Disclosure.

          29.1    Except as set forth below, Transferor and SLGOP covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Transferor to SLGOP or by SLGOP to Transferor, without the express written consent of the other party; provided, however, that either party may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, officers, directors, principals, investors, attorneys, accountants and lenders (the "Transaction Parties") without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by either the Securities and Exchange Commission, the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Transferor or SLGOP, as applicable, shall notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Transferor or SLGOP, as applicable.

          29.2    Notwithstanding the provisions of Section 29.1 above, at any time after the date hereof, SLGOP may, if SLGOP in its reasonable discretion deems it to be necessary (upon the advice of counsel) to comply with law, rules or regulations or the requirements of a securities self regulatory organization, issue a press release or other public disclosure acknowledging that SLGOP is under contract to purchase the Property, the anticipated closing date, and containing such other information which SLGOP reasonably believes to be required to be disclosed. Transferor shall not unreasonably withhold or delay its approval of a press release which sets forth the purchase price, capitalization rate, square footage, the current occupancy rate at the Property, the in-place average and market rents and the major tenancies at the Property.

        30.    Intentionally Omitted.

        31.    Union Agreements; Other Employee Matters.

          (a)    SLGOP agrees that, effective as of the Closing Date, all Employees who are union employees shall be offered the same employment by SLGOP (or by the property manager to be engaged by SLGOP) on substantially the same terms and conditions as such Employees were employed immediately prior to the Closing. SLGOP shall be solely responsible for any and all (i) salaries (for the period from and after the Closing Date), (ii) benefits attributable to the period from and after the Closing Date payable to the Employees, (iii) benefit continuation and/or severance payments relating to any Employee that may be payable as a result of any termination of employment of any such Employee from and after the Closing Date, and (iv) notices, payments, fines or assessments due to any governmental authority pursuant to any Laws and Regulations with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Internal Revenue Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing.

          (b)    SLGOP hereby agrees to indemnify Transferor and its affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, as amended, and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date.

          (c)    Transferor hereby agrees to indemnify SLGOP and its affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, as amended, and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date.

          (d)    Effective as of the Closing, SLGOP agrees to assume, observe, pay and perform all obligations and liabilities under Transferor's collective bargaining agreements with Local 32 B-J of the Building Service Employees Union Local 30 of the Building Engineers Union, Local 111 (formerly 806) International Brotherhood of Teamsters and the New York District Council, United Brotherhood of Carpenters (collectively, the "CBA"). SLGOP shall have sole responsibility for all such obligations and liabilities arising under the CBA on or at any time after the Closing Date and hereby agrees to indemnify and hold Transferor harmless from and against all loss, cost and expense incurred by Transferor (including reasonable attorneys' fees and disbursements) and all other liabilities and obligations incurred or suffered as a result of SLGOP's failure to so assume, observe, pay and perform the same.

          (e)    The provisions of this Section 31 shall survive the Closing.

        32.    Tax Deferred Exchange.

          (a)    SLGOP and its Designee may elect to acquire title to all or a portion of the Property other than the SCW Interest and the SLGOP Interest (the "Non-SCW Portion") as part of a tax deferred exchange (an "Exchange") pursuant to Section 1031 of the Code, as amended ("Section 1031"), and in connection therewith, SLGOP may assign all or a portion of its rights under this Agreement with respect to the Non-SCW Portion, and/or cause all or any portion of the DP Amount or the Cash Balance to be paid by a "Qualified Intermediary" (as defined in regulations relating to Section 1031), or may direct that any Deed for such portion of the Property which is to be the subject of an Exchange be executed in the name of the party designated as the "exchangor" thereunder. Transferor agrees to accept payment by such Qualified Intermediary as a payment by SLGOP, and provided that Transferor incurs no material liability, material cost or material obligation as the result of any transaction, document or instrument to be executed and delivered in connection with the Exchange, agrees to cooperate, at SLGOP's sole cost and effect, with such Exchange.

          (b)    The Transferor Parties (other than SCW) may elect to convey title to their interest in the Property as part of an Exchange, and in connection therewith, Transferor may assign its rights under this Agreement to, and/or cause the Cash Balance to be paid to, a Qualified Intermediary. Provided that neither the Exchange nor any transactions, documents or instruments entered into in connection therewith shall impose any material liability, material cost or material obligation of any kind upon SLGOP, SLGOP agrees to accept performance hereunder by, and to make payment to, such Qualified Intermediary, and agrees to cooperate, at Transferor's sole cost and expense, with such Exchange.

        33.    No Property Disposition.

        Other than pursuant to a Permitted Transfer (as hereinafter defined) or as otherwise set forth below, SLGOP or its Designee(s) covenants that it shall not sell, transfer, distribute or otherwise dispose of the Property in a manner that would cause the recognition of taxable gain allocable to SCW under Section 704(c) of the Code with respect to the SCW Interest for the period (the "Restricted Period") expiring seven (7) years after the Closing. As used herein, "Permitted Transfer" means any one or more of the following:

          (a)    the execution and delivery of a purchase and sale agreement for all or any portion of (i) the Property or (ii) the Fee Equity Interests, provided that a transfer of federal income tax ownership of the Property or of the Fee Equity Interests does not occur prior to the expiration of the Restricted Period;

          (b)    a transfer of federal income tax ownership of the Property or of the Fee Equity Interests that does not result in the recognition of gain by SCW prior to the expiration of the Restricted Period, including, without limitation, a transfer qualifying as an Exchange under Section 1031 or other tax free exchange permitted under the Code;

          (c)    a contested or uncontested foreclosure sale of fee title to the Property, a contested or uncontested sale of fee title to the Property pursuant to any "power of sale" afforded the holder of the Existing Mortgage Indebtedness or any replacement thereof under applicable law or a transfer of fee title to the Property in lieu of either of the foregoing, in each case occasioned by the occurrence of one or more bona fide defaults thereunder, which transfer SLGOP may, in SLGOP's sole and absolute discretion, cause Fee Owner to make;

          (d)    a Uniform Commercial Code public or private sale of the Fee Equity Interests by the holder of the Existing Mezzanine Indebtedness o r any replacement thereof or a transfer of such ownership interests in lieu of such public or private sale, in each case occasioned by the occurrence of one or more bona fide defaults thereunder, which transfer SLGOP may, in SLGOP's sole and absolute discretion, cause the holder of such Fee Equity Interests to make;

          (e)    a transfer of federal income tax ownership of all or any portion of the Property and/or the Fee Equity Interests in a voluntary bankruptcy of or involuntary bankruptcy against Fee Owner, the holder of the Fee Equity Interests, or SLGOP, whether pursuant to a plan of reorganization under Chapter 11 of the Bankruptcy Code, in liquidation pursuant to Chapter 7 of the Bankruptcy Code, a sale pursuant to Section 363 of the Bankruptcy Code, or otherwise; and/or

          (f)    a casualty or condemnation of all or any portion of the Property.

        In addition to Permitted Transfers, prior to expiration of the Restricted Period, SLGOP or its Designee(s) may transfer the Property or the Fee Equity Interests, provided that SLGOP or its Designee(s) pays to SCW an amount equal to the federal, state and local income tax that would be payable by an individual resident of New York City (or such other city of which SCW is a resident in the year of such transfer), calculated at the highest applicable federal, state and local income tax rates (the "Income Tax Liability") by reason of recognition of gain prior to expiration of the Restricted Period allocated to SCW under Section 704(c) of the Code ("Built-in-Gain") upon such disposition in a taxable transaction. The provisions of this Section 33 shall survive the Closing through the expiration of the Restricted Period or other payment of any Income Tax Liability, if later.

        34.    Certain Allocations.

        SLGOP shall use the "traditional method with curative allocations," as defined in Treas. Reg. Section 1.704-3(c), of allocating income, gain, loss and deduction to account for the variation between the fair market value and adjusted basis of the SCW Interest. In furtherance thereof, an amount of gross rental income from the Property for each taxable year of SLGOP equal to the Curative Allocation Amount (as hereinafter defined) for such year and which would otherwise have been allocated to partners of SLGOP other than SCW Recipient for income tax purposes shall instead be allocated, solely for income tax purposes, to SCW Recipient. As used herein, "Curative Allocation Amount" means, for any taxable year of SLGOP, an amount equal to 50% of the excess of (a) the amount of depreciation with respect to the SCW Interest allocable to partners of SLGOP other than SCW Recipient for book purposes for such year, over (b) the amount of depreciation with respect to the SCW Interest allocable to such partners of SLGOP for income tax purposes for such year. For purposes of this Section 34, to the extent that SCW Recipient shall own any interest in SLGOP other than the OP Units it receives under this Agreement, it shall be considered a partner of SLGOP other than SCW Recipient. The provisions of this Section 34 shall survive the Closing.

        35.    Certain Tax Information.

          (a)    Transferor has delivered to SLGOP (i) a schedule showing the adjusted tax basis anticipated as of December 31, 2002 of the SCW Interest and its components, for federal income tax purposes, as well as related schedules of depreciation and depreciation lives and methods (the "Tax Schedule"), and (ii) the federal income tax return of MZ for the year ended December 31, 2001 (the "Federal Income Tax Return", and together with the Tax Schedule collectively, the "Tax Information"). Promptly after it becomes available, SCW shall provide a revised Tax Schedule that is updated through the Closing.

          (b)    SCW and the SCW Entity, acknowledges and agrees that SLGOP will rely on the information contained in the Tax Information and other information furnished pursuant to clause (a) in determining the potential amount of Built-in Gain with respect to which SLGOP or its Designee may be liable to pay Income Tax Liability pursuant to Section 33 in the event of a disposition of the Property or the Fee Equity Interests which is not a Permitted Transfer. The liability of SLGOP or its Designee shall be limited to the amounts calculated pursuant to the tax information provided pursuant to this Agreement, notwithstanding that the actual amount of Built-in Gain recognized may be greater than the amount thereof calculated based upon the information so provided. However, if the amount of actual Built-in Gain recognized is less than the amount so calculated, the liability of SLGOP or its Designee shall be based upon the actual amount thereof.

          (c)    Unless otherwise required by the IRS or any other governmental authority, for federal income tax purposes, the parties to this Agreement shall treat the distribution of the SLGOP Interest by MZ to Funding that occurs as part of the Interim Transactions as a distribution to Funding and not as a "disguised sale" to Funding, under Section 707(a)(2)(B) of the Code or the Treasury Regulations thereunder, of all or any portion of the SLGOP Interest. News and SCW shall cause MZ to timely make the disclosure described in Treasury Regulations Section 1.707-6(c) and 1.707-8 in connection with such treatment.

        [SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

220 NEWS BUILDING LLC, a Delaware limited liability company

By:	220 News Building MZ LLC, a Delaware limited liability company, Sole Member

By:	220 News LLC, a New York limited liability company, Managing Member

By:	Daily Planet LLC, a New York limited liability company, Manager

By:
Name:
Title:

By:	Forty Two News LLC, a Delaware limited liability company

By:	News Forty Two Corp., a New York corporation

By:
Name:
Title:

        [SIGNATURE PAGE CONTINUED]

PURCHASER:

SL GREEN OPERATING PARTNERSHIP L.P., a Delaware limited partnership

		By:	SL Green Realty Corp., a Maryland corporation

By:
Name:
Title:

THE UNDERSIGNED HEREBY CONFIRMS ITS AGREEMENT TO BE BOUND BY THE PROVISIONS OF SECTION 7.4:

FORTY TWO NEWS LLC

By:	Forty Two News LLC, a Delaware limited liability company

By:	News Forty Two Corp., a New York corporation

By:	Name: Title:

THE UNDERSIGNED HEREBY JOINS IN THIS
AGREEMENT SOLELY FOR THE PURPOSE OF
(A) CONFIRMING THE REPRESENTATIONS
AND WARRANTIES SET FORTH IN
SECTION 7.1.22, AND (B) CONFIRMING HIS
AGREEMENT TO BE BOUND BY THE
PROVISIONS OF SECTIONS 7.4, 7.6, 13 AND 35:

Steven C. Witkoff

        [SIGNATURE PAGE CONTINUED]

THE UNDERSIGNED HEREBY JOINS IN THIS AGREEMENT SOLELY FOR THE PURPOSE OF CONFIRMING ITS AGREEMENT TO BE BOUND BY THE PROVISIONS OF SECTION 13: DD INVESTMENT PARTNERS L.P.

By:	General Realty, L.L.C., a Delaware limited liability company, General Partner

By:	Managers, Inc. a Delaware corporation

By:	Brian T. Summers Vice President

ESCROW AGENT:

SOLELY FOR THE PURPOSES OF CONFIRMING THE PROVISIONS OF ARTICLE 23:

TSNY AGENCY OF NEW YORK CITY, INC.

By:
	Name:	Neil Clark
Title:

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CONTRIBUTION AND PURCHASE AND SALE AGREEMENT